UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTH NET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2007 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 2, 2007

Dear Stockholders:

It is a pleasure to invite you to attend the 2007 Annual Meeting (the “Annual Meeting” or “2007 Annual Meeting”) of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Tuesday, May 1, 2007, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our Internet website, www.healthnet.com.

Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting; those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares whether or not you plan to attend the Annual Meeting. We urge you to carefully review the proxy statement and to vote your choices either on the enclosed proxy card, by telephone or via the Internet. You may return your proxy card by mail by using the enclosed self-addressed, postage-paid envelope. If you choose this method, please sign and date your proxy card and return it as soon as possible. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you do attend the Annual Meeting in person, your proxy can be revoked at your request.

We look forward to your attendance at the Annual Meeting.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2007 Annual Meeting of Stockholders on Tuesday, May 1, 2007 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect nine directors to serve for a term of one year or until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2007.

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed Wednesday, March 21, 2007 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Linda V. Tiano have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Linda V. Tiano, Esq.

Senior Vice President, General Counsel and

Secretary

April 2, 2007

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2007 Annual Meeting of Stockholders of Health Net, Inc. in person. However, to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy.

PROXY STATEMENT

General; Voting of Shares

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. (the “Company,” “Health Net,” “we,” “us” or “our”) for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting” or “2007 Annual Meeting”) to be held on Tuesday, May 1, 2007 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any adjournments or postponements thereof. The Company expects to mail this proxy statement and accompanying proxy card beginning on or about April 2, 2007 to holders of record of the Company’s Common Stock, $.001 par value per share (“Common Stock”), on March 21, 2007 (the “Record Date”).

We are offering a live webcast of the Annual Meeting on our Internet website, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Tuesday, May 1, 2007 shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the website. Stockholders will not be permitted to vote over the Internet during the Annual Meeting.

Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. The Company’s bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

In voting, please specify your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on April 30, 2007. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. Voting over the Internet or telephone will not be permitted after 12:00 p.m. (Central Time) on Monday, April 30, 2007. If no directions are given and the signed card is returned, then the proxy holders will vote the shares for the election of all listed director nominees and in accordance with the directors’ recommendations or as stated on the proxy card for the other subjects listed on the proxy card, and in their discretion on any other business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Instructions on how to submit a proxy via the Internet and telephone are located on the attachment to the proxy card included with this proxy statement. The Internet and telephone voting procedures are designed to authenticate stockholders of the Company by use of a control number located on the attachment to the proxy card included herewith.

If you hold your shares through a bank, broker or other holder of record, check the information provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges, will be your responsibility.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted. A proxy may be revoked by filing with the Secretary of the Company (at its executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or submitting it by telephone by calling 1-800-560-1965, or electronically via the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on April 30, 2007, or by attending the Annual Meeting in person and voting such shares during the Annual Meeting.

Shares Outstanding

As of the Record Date, the Company had outstanding 112,123,803 shares of Common Stock. Each share of Common Stock is entitled to one vote.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Common Stock of record for beneficial owners for forwarding to such beneficial owners. The Company may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Your vote is important. Please sign, date and return a proxy card (or vote your shares over the Internet or by telephone) promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in the Company’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2007.

INTRODUCTION

We are an integrated managed care organization that delivers managed health care services through health plans and government sponsored managed care plans. We operate and conduct our businesses through subsidiaries of Health Net, Inc., which is among the nation’s largest publicly traded managed health care companies. Unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Our health plans and government contracts subsidiaries provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”) and point-of-service (“POS”) plans to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, TRICARE and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, provides behavioral health, substance abuse and employee assistance programs to approximately 7.3 million individuals. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs. In addition, we own health and life insurance companies licensed to sell exclusive provider organization (“EPO”), PPO, POS and indemnity products, as well as auxiliary non-health products such as life and accidental death and dismemberment, dental, vision, behavioral health and disability insurance.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation (“FHC”). We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our HMO subsidiary in California, and HMO and PPO networks operated by QualMed, Inc. (“QualMed”), which combined with the Company in 1994 to create HSI.

The mailing address of our principal executive office is 21650 Oxnard Street, Woodland Hills, CA 91367, and our Internet website address is www.healthnet.com.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect nine directors. The nominees are Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Jay M. Gellert, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager. Each director will be elected to hold office for a term of one year or until the 2008 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Health Net’s bylaws provide that the persons receiving a plurality of the votes cast, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote for directors. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Since only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine.

It is expected that the nominees named above will stand for election at the 2007 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of the Board of Directors of the Company.

The Board of Directors recommends a vote

FOR each named nominee.

Director Nominees

The Company’s certificate of incorporation provides for directors to be elected on an annual basis. The certificate of incorporation further provides that the Board of Directors will consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the Company’s bylaws. The bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors, and the number of members constituting the Board of Directors has been fixed by the Board of Directors at twelve.

On July 26, 2006 in accordance with the Company’s bylaws, the Board of Directors appointed Ms. Vicki B. Escarra to serve as a member of the Board of Directors and fill one of the vacancies on the Board of Directors. The Board of Directors currently consists of nine members. Assuming the election of each of the director nominees at the Annual Meeting, the Board will continue to consist of nine members. The Company has engaged a third party search firm to assist the Governance Committee of the Board of Directors of the Company in the process of identifying and evaluating potential new director candidates.

The Company’s bylaws provide that a director shall be deemed to have retired and resigned from the Board of Directors effective immediately prior to the first annual meeting of stockholders occurring after such director attains seventy-two years of age; provided, however, that members of the Board of Directors on February 4, 1999 shall be deemed to have retired and resigned from the Board of Directors effective upon the date of the first annual meeting of stockholders after attaining seventy-five years of age; and provided further that the Board of Directors shall have the power to waive the application of such provisions to a given Director on a case-by-case basis by affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. The Board of Directors has waived the application of such provisions with respect to Mr. Foley (who is seventy-five years of age and was a member of the Board of Directors on February 4, 1999) for one year. None of the other director nominees are affected by this mandatory retirement provision.

The Company’s bylaws also provide that a director who has held office for any period of nine consecutive years after October 14, 2003 shall not be qualified to be elected as a director at the first annual meeting of stockholders occurring after the end of such ninth consecutive year and shall be deemed to have retired and resigned from the Board of Directors effective immediately upon the completion of such ninth consecutive year in office; provided, however, that the Board of Directors shall have the power to waive the application of such provisions to a given director on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. This provision does not affect any of the director nominees.

The nine nominees were designated for election, pursuant to the bylaws, by the Governance Committee of the Board of Directors of the Company. Each of the nominees has consented to serve as a director if elected. The following table sets forth certain information with respect to the nominees:

DIRECTOR NOMINEES

Name	Principal Occupation or Employment	Age
Theodore F. Craver, Jr.	Chairman and Chief Executive Officer of Edison Mission Energy	55
Vicki B. Escarra	President and Chief Executive Officer of America’s Second Harvest- The Nation’s Food Bank Network	52
Thomas T. Farley	Senior Partner of Petersen & Fonda, P.C.	72
Gale S. Fitzgerald	Former Chair and Chief Executive Officer of the Computer Task Group, Inc.	56
Patrick Foley	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc. and Director of various companies	75
Jay M. Gellert	President and Chief Executive Officer of the Company	53
Roger F. Greaves	Chairman of the Board of the Company, Former Co-President and Co-Chief Executive Officer of the Company and Director of various companies	69
Bruce G. Willison	Former Dean and Current Professor in Management, UCLA Anderson School of Management	58
Frederick C. Yeager	Senior Vice President, Finance of Time Warner, Inc.	65

Information Concerning Current Members of the Board of Directors and Nominees

Mr. Craver has served as a director of the Company since March 2004. Mr. Craver has served in many different capacities at Edison International (“Edison”), an international electric power generator, distributor and structured finance provider since 1996. Since January 2005, Mr. Craver has served as Chairman and Chief Executive Officer of Edison Mission Energy, an Edison company that owns and operates independent power production facilities, and Chief Executive Officer of Edison Capital, an Edison company that is a provider of capital and financial services. Mr. Craver has served as Executive Vice President, Chief Financial Officer and Treasurer of Edison International, an international electric power generator, distributor and structured finance provider since January 2000, and in other financial and executive management positions since 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading, underwriting and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980. Mr. Craver is also currently a director of the Autry National Center, a non-profit organization and the Orange County Performing Arts Center.

Ms. Escarra has served as a director of the Company since July 2006. Ms Escarra has served as President and CEO of America’s Second Harvest—The Nation’s Food Bank Network, since March 2006. Prior thereto, Ms. Escarra had a 30-year career at Delta Air Lines, Inc. ("Delta"). Most recently, from May 2001 until October 2004, Ms. Escarra served as Delta’s Executive Vice President and Chief Marketing Officer, where she was responsible for expanding Delta’s revenue by establishing unique agreements with organizational partners, restructured the customer loyalty program and created a consumer research department to analyze brand positioning for organizational advancement. From July 1998 to May 2001, Ms. Escarra served as Delta’s Executive Vice President, Customer Service, where she was responsible for corporate customer service strategy and leading a work force of 52,000 individuals including flight attendants, call center personnel, airport personnel, cargo personnel and customer care representatives. Ms. Escarra began her career at Delta as a flight attendant, and rose through the organization in human resources, in-flight services operations, reservation sales, marketing and customer service. Ms. Escarra is also a director of A.G. Edwards Inc. and former Chair of the Board of the Atlanta Convention and Visitors Bureau.

Mr. Farley has served as a director of the Company since April 1997. Previously, he served as a director of HSI since January 1994. Mr. Farley served as a director of QualMed from February 1991 until February 1995 and is a senior partner in the law firm of Petersen & Fonda, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and

Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 to 1997, and a former director of Colorado Public Radio. Mr. Farley is a current director/advisor of Wells Fargo Bank of Pueblo and Sunset, Chairman of the Advisory Committee to the School of Business at Colorado State University of Pueblo, and a member of the Board of Regents of Santa Clara University, a Jesuit institution.

Ms. Fitzgerald has served as a director of the Company since March 2001. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task Group, Inc., an international information technology services firm. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002. Ms. Fitzgerald is a director of Diebold, Inc., a company which specializes in providing integrated self-service delivery systems and services. Ms Fitzgerald is also a founding partner and director of TranSpend, Inc. a privately held firm focused on total spend optimization.

Mr. Foley has served as a director of the Company since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman and Chief Executive Officer of DHL Airways, Inc. from September 1988 through July 1999.

Mr. Gellert was elected to the Board of Directors of the Company in February 1999 and has served as President and Chief Executive Officer of the Company since August 1998. Previously Mr. Gellert served as President and Chief Operating Officer of the Company from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of the Company. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently a director of America’s Health Insurance Plans.

Mr. Greaves has served as a director of the Company since April 1997 and was appointed Chairman of the Board of Directors in January 2004. Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to the Company) since its incorporation in June 1990. Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), a subsidiary of the Company. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining HN California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach.

Mr. Willison has served as a director of the Company since December 2000. Mr. Willison served as Dean, UCLA Anderson School of Management from July 1999 to January 2007, and is currently a Professor in Management of UCLA Anderson School of Management. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Prior thereto,

Mr. Willison was Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996. Mr. Willison is also a director of Move, Inc. and Indymac Bancorp, Inc., and is a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Yeager has served as a director of the Company since March 2004. Mr. Yeager has served as Senior Vice President, Finance of Time Warner, Inc., a media and entertainment company, since December 2000 and leads teams responsible for global strategic sourcing, supplier diversity, investment of employee benefits assets and Time Warner’s Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance Staff, the Treasurer’s Office, the Product Development Group, the Financial Services Group, Ford of Europe and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to the current executive officers of the Company, and all individuals who served as an executive officer of the Company during 2006.

Name	Age	Position
Jay M. Gellert	53	President and Chief Executive Officer
Stephen D. Lynch	56	President, Regional Health Plans
Karin D. Mayhew	56	Senior Vice President of Organization Effectiveness
Steven H. Nelson	48	President, Health Net of the Northeast
David W. Olson	56	Senior Vice President, Corporate Communications
Linda V. Tiano, Esq.	49	Senior Vice President, General Counsel and Secretary
James E. Woys	48	Interim Chief Financial Officer and President, Government and Specialty Services
Jeffrey M. Folick	59	Former Executive Vice President, Regional Health Plans and Specialty Companies
Anthony S. Piszel	52	Former Executive Vice President and Chief Financial Officer
B. Curtis Westen, Esq.	46	Former Senior Vice President, General Counsel and Secretary, Current Senior Vice President and Special Counsel

Mr. Gellert has served as President and Chief Executive Officer of the Company since August 1998. Previously, Mr. Gellert served as President and Chief Operating Officer of the Company from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of the Company. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Mr. Gellert has been a director of the Company since March 1999. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently a director of America’s Health Insurance Plans.

Mr. Lynch has served as President, Regional Health Plans of the Company since January 2005. Previously, Mr. Lynch served as Chief Operating Officer for the Company’s Western Region since June 2004. Prior thereto, Mr. Lynch served as President, Health Net of Oregon from August 2001 to June 2004. Prior to his service at the Company, from 1994 to 2001, Mr. Lynch served in a variety of positions at PacifiCare of Oregon, most recently as Vice President and General Manager.

Ms. Mayhew has served as Senior Vice President of Organization Effectiveness of the Company since April 1999. Prior to joining the Company, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Nelson has served as President, Health Net of the Northeast since January 2005. From June 2004 to January 2005, Mr. Nelson served as Chief Operating Officer of Health Net of the Northeast. Prior thereto, Mr. Nelson served as Senior Vice President, Senior Products Division, of the Company’s Medicare division from August 2003 to June 2004. Prior to joining the Company, Mr. Nelson was Chief Operating Officer and Vice President of Network Management of United HealthCare’s Arizona market from 2000 to 2003.

Mr. Olson has served as Senior Vice President, Corporate Communications since May 1999. Mr. Olson was previously Vice President, Investor and Public Relations for HSI, one of Health Net’s predecessor companies. Prior to joining HSI in 1994, Mr. Olson was Vice President, Corporate Communications for National Medical Enterprises, Inc. (“NME”), having joined NME in 1989 as director of Shareholder Communications.

Ms. Tiano has served as Senior Vice President, General Counsel and Secretary of the Company since February 1, 2007. Ms. Tiano served as Senior Vice President and General Counsel for WellChoice, Inc., the parent of Empire Blue Cross and Blue Shield of New York, from September 1995 to December 2005. Following WellChoice’s acquisition by WellPoint, Inc. in late 2005, Ms. Tiano served as Vice President and Deputy General Counsel for the East Region and National Accounts for WellPoint until November 1, 2006. Before WellChoice, Ms. Tiano was Vice President and General Counsel of MVP Health Plan in New York (“MVP”) from August 1992 to September 1995. Prior to MVP, Ms. Tiano was a partner in the New York office of Epstein Becker & Green.

Mr. Woys has been acting as the Company’s Interim Chief Financial Officer since November 10, 2006, and has served as President, Government and Specialty Services since October 2005. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982.

Mr. Folick served as the Company’s Executive Vice President, Regional Health Plans and Specialty Companies from May 2002 until his resignation on March 6, 2006. Prior to joining the Company, Mr. Folick was employed by PacifiCare Health Systems, Inc. (“PacifiCare”) since 1989 in various capacities, including President, Chief Operating Officer, President and CEO of the Health Plans Division and Executive Vice President. Prior to joining PacifiCare, Mr. Folick held executive positions at Peak of California and CareAmerica Health Plan of California, and served as Chief Financial Officer of both Valley Presbyterian Hospital and Allegheny County Hospital System.

Mr. Piszel served as the Company’s Executive Vice President and Chief Financial Officer from August 2004 until his resignation on November 10, 2006. Prior to joining the Company, Mr. Piszel had a long career with Prudential Financial, Inc. (“Prudential”). From 1998 to August 2004, Mr. Piszel served as Senior Vice President and Controller of Prudential. Prior to that Mr. Piszel served as Corporate Vice President assigned to special finance projects (1997 to 1998), and served as the Chief Financial Officer of Prudential’s Institutional Asset Management Business (1995 to 1997) and Individual Life Insurance Business (1993 to 1995). From 1990 to 1993, Mr. Piszel served in different accounting and auditing positions at Deloitte and Touche, including as Audit Partner serving The Prudential Insurance Company of America and National Office Partner and Assistant to National Managing Director of the U.S. Firm’s Accounting and Auditing Function. From 1988 to 1990, Mr. Piszel engaged in a two-year assignment as a practice fellow with the Financial Accounting Standards Board. Mr. Piszel is a member of the board of directors Rehabcare Group, Inc.

Mr. Westen served as Senior Vice President, General Counsel and Secretary of the Company from April 1997 until his resignation from those positions effective February 1, 2007. Mr. Westen currently serves as Senior Vice President and Special Counsel and is expected to resign from the Company effective July 31, 2007. Mr. Westen served as Senior Vice President, General Counsel and Secretary of HSI from April 1995 to April 1997. Mr. Westen served as Senior Vice President, General Counsel and Secretary of QualMed from February 1994 to April 1995, and served as Vice President of Administration of QualMed from June 1993 until February 1994. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed from March 1992 until June 1993. From September 1986 until March 1992 Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

Certain Relationships and Related Party Transactions

The Company has adopted a written Related Party Transaction Policy (the “Policy”), which Policy has been approved by the Audit Committee in accordance with its charter. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”) for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: the benefits to the Company; the impact on a director’s independence in the event the related party is a member of the Board, an immediate family member of a member of the Board or an entity in which a member of the Board is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy also provides that if the Company finds that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair, for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed that did not receive prior approval, the Audit Committee, or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction is appropriate. In the case of an ongoing or completed related party transaction that did not receive prior approval in accordance with the Policy, the General Counsel shall evaluate the Company’s controls and procedures to ascertain the reason(s) the transaction was not submitted for prior approval and whether any changes to these procedures are recommended. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

On March 28, 2007, the Audit Committee, in accordance with the Policy, approved the following related party transaction: Jonathan Mayhew, the step-son of the Company's Senior Vice President of Organization Effectiveness, is the President and the 55% equity owner of two limited liability companies (the “LLCs”) that are anticipated to enter into a contract with the Company to provide certain disability advocacy services to eligible health plan members (the “Agreement”). The Agreement, which is anticipated to become effective in the second quarter of 2007, would have an initial two-year term and a potential value to the LLCs of approximately $5,400,000.

ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Members of the Board of Directors are elected by the holders of Common Stock of the Company and represent the interests of all stockholders. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

The Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all Company employees, directors and officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our website at www.healthnet.com and are available in print upon written request, addressed to the Company’s Secretary.

Board Meetings and Committees; Annual Meeting Attendance

The Company’s Board of Directors met a total of twenty times in 2006. Each member of the Board of Directors of the Company was present for 75% or more of the aggregate number of meetings of such Board of Directors held in 2006 (during the period he/she served as a director) and of all committees of such Board of Directors held in 2006 on which he/she served (during the period he/she served). The non-management directors of the Company meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by such non-executive Chairman. In addition, it is Company policy that each of our directors attend the Annual Meeting. All of our current directors were in attendance at the 2006 Annual Meeting, except for Vicki B. Escarra, who was not a member of the Board of Directors at such time.

Director Independence

The Board of Directors has determined that the following directors of the Company qualify as independent under New York Stock Exchange (“NYSE”) listing standards: Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager. Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In making such determination the Board of Directors reviewed all current and past relationships between the Company and members of the Board of Directors or and their immediate family members. In determining that Mr. Greaves is independent, the Board considered Mr. Greaves’ prior employment with the Company, which ended more than twelve years ago, and the lifetime health benefits from the Company (or any successor) that he and his spouse received in conjunction with his resignation from the Company as an employee.

Committees of the Board of Directors

The bylaws of the Company establish the following committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. The bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board. From time to time, the Board establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.    The Audit Committee of the Board of Directors of the Company currently consists of Messrs. Craver (Chairman), Farley, Yeager and Ms. Fitzgerald. Each of the current members of the Audit Committee served on the Audit Committee from January 2006 to December 2006. Mr. Willison served on the Audit Committee from January 2006 until his resignation in May 2006. Each member of the Audit Committee is “independent,” as independence for Audit Committee members is defined under NYSE listing standards, and Messrs. Craver and Yeager have each been determined by the Board to be an “audit committee financial expert,” as defined by the SEC. The Company’s Audit Committee held eight meetings in 2006.

The Audit Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to the Secretary of the Company. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

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appointing, compensating, retaining, terminating and overseeing the work of any independent auditors engaged to prepare or issue an audit report or perform other audit or non-audit services for the Company;

•	preapproving all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for the Company by the independent auditors;

•

obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

•

reviewing and discussing with the independent auditors their annual audit plan (for annual and quarterly reporting purposes), including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•

reviewing with management and the independent auditors the Company’s practices with respect to, among other things: the Company’s disclosures in its annual audited financial statements and quarterly financial statements; the process surrounding certain accounting estimates; treatment of significant transactions not a part of the Company’s regular operations; significant adjustments to the Company’s financial statements; risk assessment; risk management; and the Company’s critical accounting policies;

•	reviewing and resolving all disagreements, problems or difficulties between the Company’s independent auditors and management regarding financial reporting;

•	reviewing and reporting to the Board on the performance and the independence of the independent auditors;

•

reviewing, on a regular basis, the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures, through inquiry and discussions with management and the independent auditors;

•

reviewing the Audit Committee’s involvement and interaction with the Company’s internal audit function; the services provided by the Company’s internal audit function; and the controls that management has established to protect the integrity of the quarterly reporting process;

•	reviewing the Company’s policies relating to the ethical handling of conflicts of interest and reviewing transactions between the Company and members of management;

•

monitoring compliance with the Company’s Code of Business Conduct, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom; and

•	reviewing with management, at the request of the Board, significant financial matters affecting the Company, whether or not related to a review of quarterly or annual financial statements.

Governance Committee.    The Governance Committee of the Board of Directors of the Company is currently comprised of Messrs. Willison (Chairman), Farley, Foley, and Ms. Escarra. Messrs. Willison, Farley and Foley served on the Governance Committee from January 2006 to December 2006. Ms. Escarra was appointed to serve on the Governance Committee in July 2006. Each of the current members of the Governance Committee is “independent” within the meaning of the NYSE listing standards. The Governance Committee held four meetings in 2006. The Governance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to the Secretary of the Company. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	identifying individuals qualified to serve as directors of the Company, consistent with the criteria established by the Board of Directors;

•	selecting individuals qualified to serve as director nominees at each annual meeting of the Company stockholders;

•	nominating individuals to fill vacancies on the Board of Directors which occur between annual meetings of Company stockholders;

•	recommending individual Board members for designation as members of committees on the Board of Directors;

•	advising the Board of Directors with respect to the Board’s procedures and committees;

•

developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to the Company and advising the Board of Directors with respect to the corporate governance guidelines applicable to the Company; and

•	overseeing the evaluation of the Board of Directors and the Company’s management.

In addition, the Governance Committee has responsibility for consideration and recommendation to the Board of Directors the compensation of the Board of Directors. Periodically, the Governance Committee reviews compensation survey data for peer board of director compensation and determines whether any adjustments to the Board of Directors’ compensation are appropriate, and if yes, recommends such adjustments to the Board of Directors. Historically, reviews and adjustments to the Board of Directors’ compensation have occurred less frequently than annually.

The Governance Committee selects director nominees on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and the Company’s bylaws and other corporate governance documents.

The Governance Committee identifies potential director nominees from many sources. The Governance Committee asks current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates. The Governance Committee is currently working with a third party search firm to assist the Governance Committee in the process of identifying and evaluating potential new director candidates. The Governance Committee also considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of the Company’s Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to the Company’s Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairman of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the 2007 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following nine nominees: Ms. Fitzgerald, Ms. Escarra and Messrs. Craver, Farley, Foley, Gellert, Greaves, Willison and Yeager.

Compensation Committee.

Compensation Committee Interlocks and Insider Participation.    The Compensation Committee currently consists of Ms. Fitzgerald (Chair), Ms. Escarra and Messrs. Foley, Willison and Yeager. Each of the current members of the Compensation Committee, except Ms. Escarra and Mr. Willison, served on the Compensation Committee from January 2006 through December 2006. Mr. Willison was appointed to serve as a member of the Compensation Committee in May 2006, replacing Mr. Farley, and Ms. Escarra was appointed to serve on the Committee in July 2006. Each of the current members of the Compensation Committee is an “outside director” for Section 162(m) purposes and “independent” within the meaning of NYSE listing standards. Mr. Greaves, in his capacity as Chairman of the Board, regularly attends Compensation Committee meetings but, since he is not a member of the Compensation Committee, he does not vote on any Compensation Committee actions. During 2006, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In 2006, the Company’s Compensation Committee held eight meetings.

Compensation Committee Responsibilities.    The Compensation Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to the Secretary of the Company. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

•

evaluating annually the performance of the Chief Executive Officer (the “CEO”) in light of the goals and objectives of the Company’s executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board), determining and recommending for approval by the independent directors of the Board of Directors, the CEO’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

•

evaluating annually the performance of the most highly compensated officer of the Company (other than the CEO) (for 2006, the Interim Chief Financial Officer, President, Government and Specialty Services) in light of the goals and objectives of the Company’s executive compensation plans, and recommending to the Board such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

•

evaluating annually the performance of the senior officers of the Company who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on the Company (the “Senior Officers”), including the “Named Executive Officers”

listed below in the Summary Compensation Table (excluding the CEO and the second most highly compensated officer, as provided above), and approving each such Senior Officer’s compensation level;

•

reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the CEO, the second mostly highly compensated officer of the Company and the Senior Officers, and advising the Board of Directors of actions taken;

•

reviewing the goals and objectives of the Company’s compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any Senior Officer of the Company;

•	reviewing perquisites or other personal benefits to the Company’s Senior Officers and recommending any changes to the Board of Directors; and

•

performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the CEO, the second-highest paid executive officer and the Senior Officers (the “Oversight Positions”). The Compensation Committee has the authority to approve the compensation for all Oversight Positions, except that the Board of Directors has the responsibility to determine the compensation for the CEO and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the Compensation Committee’s recommendation regarding the compensation for the CEO and second-highest paid executive, and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Positions occurs in the first quarter of the calendar year following the previous 12-month performance period, and such review cannot be delegated to anyone other than the Compensation Committee. The Compensation Committee reviews all relevant data when determining, and recommending to the Board of Directors, as the case may be, executive compensation including, but not limited to, salary survey/market data for the job; individual and Company performance compared to the Company’s business plan; relative performance to the Company’s peer group; industry factors during the performance period; and the executive's compensation progression over time compared to their development, expected future contributions to Company success and retention concerns. The CEO and his direct reports have the responsibility to review and approve all executive compensation, other than the “Oversight Positions”, on an annual basis. This annual review process includes the same relevant factors listed above. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors, this is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee directly retains the services of a consulting firm, Mercer Human Resource Consulting, Inc. (“Mercer”) to assist the Compensation Committee in evaluating executive compensation matters. Mercer reports to the Compensation Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the Compensation Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the Compensation Committee in the performance of its duties.

The Compensation Committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating the Company’s executive compensation programs, plans and practices. The Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2006, the Compensation Committee instructed Mercer to perform the following activities:

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evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, and long-term incentive compensation for executive officers relative to the market and competitive practice;

•	advise the Compensation Committee on base salary and equity award levels for Named Executive Officers and, as needed, on actual compensation actions;

•	advise the Compensation Committee on base salary, equity award level, change in control benefits and employment agreement terms for the CEO, as requested;

•	assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation philosophy;

•	brief the Compensation Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments;

•	advise the Compensation Committee on the design of a performance share plan for 2007 implementation;

•	evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution;

•	identify comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of the executive compensation program;

•	review mock-ups of the various tables to be included in the Company’s executive compensation disclosure (as prepared internally by the Company); and

•	assist with the preparation of the Compensation Discussion and Analysis for the Company’s executive compensation disclosure to be included in this proxy.

Mercer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment. With the Compensation Committee Chair’s approval, during 2006 Mercer worked directly with the Company’s Senior Vice President, Organizational Effectiveness, the Chief Financial Officer and the General Counsel (and with members of their staffs) to obtain the information necessary to carry out its assignments from the Compensation Committee.

Finance Committee.    The Finance Committee of the Board of Directors currently consists of Messrs. Foley (Chairman), Craver, Farley and Willison. Each of the current members of the Finance Committee, except Mr. Farley, served on the Finance Committee from January 2006 through December 2006. Mr. Farley was appointed to serve as a member of the Finance Committee in May 2006. In 2006, the Company’s Finance Committee held seven meetings. The Finance Committee is responsible for, among other things:

•	reviewing the Company’s investment policies and guidelines;

•	monitoring the performance of the Company’s investment portfolio;

•	reviewing, in coordination with the Audit Committee, the Company’s financial structure and operations in light of the Company’s long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	reviewing and consulting with Company’s management regarding the Company’s various technology and infrastructure plans and activities;

•	establishing appropriate authority levels for various officials of the Company with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures; and

•	reviewing and recommending appropriate action with respect to the Company’s short- and long-term debt structure.

COMPENSATION DISCUSSION AND ANALYSIS

Health Net, Inc. is an integrated managed care organization that delivers managed health care services through health plans and government sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

Compensation Program Administration

The Compensation Committee administers the compensation program for our Named Executive Officers, or NEOs. A detailed discussion of the Compensation Committee’s roles and responsibilities can be found under “Activities of the Board of Directors and its Committees” elsewhere in this proxy statement. The Compensation Committee charter is available on our web site at www.healthnet.com.

Executive Compensation Philosophy and Guiding Principles

Managed care is a complex industry that faces regulatory and marketplace challenges. We have found that the pool of executives with relevant industry experience and the skills to provide leadership in the complex health care environment is limited. Our compensation program must support our goal of attracting and retaining executive talent with the leadership capability needed to operate successfully. Of equal importance, the compensation program must be aligned with the interests of stockholders by rewarding executives for results that create long-term stockholder value.

To provide a framework for executive compensation decision-making, the Compensation Committee developed the following Executive Compensation Guiding Principles to serve as touchstones for design and administration decisions made by the Board, the Compensation Committee and senior management:

Principle #1—Compensation must be directly aligned with performance

Executive compensation levels should be commensurate with corporate performance and stockholder returns. We believe growth and profitability are the foundation for stockholder returns over the long term. Accordingly, our management incentive plan incorporates growth and profitability measures. In addition, we believe that our success depends in large part on our employees. We conduct an annual Associate Climate Survey to assess our performance as an employer. A portion of the management annual incentive is tied to improving organization climate as measured by select survey items. The Compensation Committee is committed to a strong link between pay and performance, and if performance does not meet expectations, incentive plan payments are reduced or not made at all.

Principle #2—Compensation levels and program design features must be competitive with market practice

Understanding competitive market compensation levels is instrumental in hiring and retaining qualified executives. Moreover, it is important to understand how best practices change and how comparable organizations deliver compensation. The Compensation Committee retains an independent advisor to assist the Compensation Committee with its annual review of our compensation levels relative to market and to our performance. The independent advisor also provides the Compensation Committee with information and advice regarding emerging trends, regulatory developments and issues affecting executive compensation. In addition, the independent advisor works each year with senior management to understand the relative impact of each executive officer’s role to provide additional context for compensation recommendations.

Principle #3—Share ownership must be promoted

The personal financial interests of our executives should be directly aligned with those of stockholders, and our executive compensation programs take this into consideration. In 2002, the Compensation Committee introduced share ownership guidelines for executives. The guidelines call for the President and Chief Executive Officer to own shares equal in value to five times his annual base salary. Other executives, depending on their level, are required to hold between one and three times their annual base salary in shares. Participants have four years to meet the share ownership guidelines. Of the Named Executive Officers, Messrs. Gellert, Woys and Westen have met their ownership requirements. Messrs. Lynch and Nelson have until January and July 2009, respectively, to fulfill their ownership requirements. Messrs. Folick and Piszel resigned from Health Net effective March 6, 2006 and November 10, 2006, respectively.

Principle #4—Plan affordability and our capacity to pay must always be considered

Our business plan and financial condition are taken into consideration when compensation and benefit plan decisions are made. Salary increases, annual incentive payments and long-term incentive awards will be made only when we can afford to do so.

Executive Compensation Principles in Practice

The following discussion addresses how the Compensation Committee applies the guiding principles when making decisions about compensation.

Market positioning.    We manage total remuneration (and each pay element) to the median of the competitive market. Our policy is to provide upside opportunity that approximates the 75th percentile of the competitive market for outstanding performance. This opportunity is reflected in the range of payout opportunity in the annual incentive and equity plans. These payout opportunities are designed so that total remuneration will fall below the median where performance is below target. An individual NEO’s total remuneration (or separate pay element) may be set above or below median depending on experience, tenure, performance, internal equity or other factors that the Compensation Committee takes into account in setting compensation levels.

External market practices.    In determining competitive compensation levels for the NEOs, the Compensation Committee regularly takes into account external market practices by looking at survey market data from publicly-traded companies as provided by the independent advisor. The Compensation Committee assesses the data by looking for positions with comparable complexity and scope of responsibility to the positions at Health Net.

Peer groups.    The Compensation Committee examines the compensation practices and financial performance of a group of publicly traded companies, primarily in the managed care sector, as well as general industry. In making decisions for 2007, the managed care peer group consisted of UnitedHealth Group Incorporated, WellPoint, Inc., Aetna Inc., CIGNA Corporation, Humana Inc., Coventry Health Care, Inc., and Sierra Health Services, Inc. We also look at a subset of general industry market data covering life and health insurance companies. Decisions are also informed by data on executive compensation practices in general, outside of managed care, among companies of similar managerial complexity.

Pay for performance.    In making decisions about the annual incentive and equity compensation for an NEO, the Compensation Committee considers individual performance, the performance of his or her business unit or functional unit and our overall performance. Unit and overall corporate performance are evaluated against the business plan for the performance period. Corporate performance is also evaluated considering our stock performance compared to the Standard & Poor’s 500 index and industry peer group for the performance period.

Other factors influencing compensation.    The Compensation Committee also considers expected future contributions to Health Net’s success, the executive’s historical compensation, any retention concerns, and the recommendations of our President and Chief Executive Officer in the case of other NEOs. The Compensation Committee considers the progression of salary increases over time compared to the individual’s development and performance and also looks at the unvested and vested value inherent in outstanding equity awards. The Compensation Committee uses the same factors in evaluating the President and Chief Executive Officer’s performance and compensation as it uses with the other NEOs. Final decisions with regard to the President and Chief Executive Officer and second highest paid executive are made by the full Board of Directors.

Process for NEO Compensation Decisions.    The President and Chief Executive Officer, in partnership with advisors from our Organization Effectiveness unit, conducts a formal assessment (including individual self-assessments) of each NEO against a spectrum of specific goals and management competencies for the year. The

President and Chief Executive Officer then provides the Compensation Committee with his assessment of the performance of the other NEOs and his perspective on the factors described above in developing his recommendations for each NEO’s compensation, including salary adjustments and equity grants. The Compensation Committee discusses each NEO in detail and the President and Chief Executive Officer’s recommendations, including how the recommendations compare against the external market data, as provided by the independent advisor, and how the compensation level of each NEO compares to that of the other NEOs. The Compensation Committee approves or modifies the recommendations as presented by the President and Chief Executive Officer.

All decisions relating to the President and Chief Executive Officer’s pay are made in the context of his performance. The President and Chief Executive Officer’s performance evaluation includes key leadership competencies and skills, in addition to financial and operational measures. The evaluation is a formal process, conducted under the auspices of the Governance Committee, with all Board members having the opportunity to provide input. The President and Chief Executive Officer provides a self-assessment to the Compensation Committee each year that is shared with all Board members. Each Board member is then asked to rate the President and Chief Executive Officer’s achievements in each area and provide comments. The individual Board member ratings are consolidated and sent back to each Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the President and Chief Executive Officer’s compensation.

The Compensation Committee develops a recommendation for the President and Chief Executive Officer’s salary, incentive plan payment and equity award. The Board of Directors must approve the compensation of the President and Chief Executive Officer and the second highest paid executive. The President and Chief Executive Officer makes compensation recommendations for the second highest paid executive to the Compensation Committee. Decisions regarding the second highest paid executive’s pay are also made in the context of his or her performance, including key leadership competencies and skills, in addition to financial and operational measures. The Compensation Committee presents its recommendations on these two individuals to the full Board for discussion and action.

2006 goals.    The management team sets the Company’s annual goals, taking into account annual budget goals, prior year performance and investor expectations. The President and Chief Executive Officer presents the recommendations to the Compensation Committee for discussion, modification and approval. For 2006, our goal dimensions were earnings per share, membership and Associate Climate Survey results.

Allocating awards.    During the first calendar quarter following the performance period, the Compensation Committee determines the extent to which the performance criteria have been achieved and, if so, the amount of the award earned. The determination is formulaic, unless the Compensation Committee decides to exercise its discretion to reduce the award earned for the performance delivered. Awards for 2006 for each NEO are disclosed in the Summary Compensation Table and described in the accompanying narrative elsewhere in this proxy statement.

Components of Executive Compensation

Because the NEOs are in a position to directly influence our overall performance as well as that of their individual business or functional units, the NEOs have a significant portion of their compensation at risk through short- and long-term incentive programs. The President and Chief Executive Officer has the most pay at risk, with 80% of his total compensation (excluding benefits) at risk. This includes the target annual incentive, stock options and restricted stock units. All of the NEOs have over 75% of their total compensation at risk.

The following elements of executive compensation and benefits are described in more detail below:

•	Base salary

•	Annual cash incentive program

•	Long-term incentive program consisting of equity grants

•	Supplemental executive retirement benefits for selected executives

•	Limited perquisites and other benefits

Base Salary

Competitiveness, affordability, internal equity, individual experience and performance drive base salary decisions at Health Net. Generally, we benchmark base salary to the median of the market, but each NEO may have a base salary above or below the median of the market, depending on the specific circumstance, as discussed under “Executive Compensation Principles in Practice,” above.

Annual Incentive Program

Health Net’s annual incentive program is a key component of our pay for performance approach to compensation. The plan is funded based on our attaining earnings per share goals approved by the Compensation Committee. Assuming the earnings per share thresholds are achieved, actual incentives are paid on performance against pre-established corporate, unit and individual performance goals.

Corporate goal dimensions in 2006 were: (a) earnings per share, (b) membership, and (c) Associate Climate Survey improvement. Unit goals vary, but are driven by financial performance, operational performance and climate improvement. The goal setting process takes into consideration internal budgets, past performance, market expectations and competitors’ absolute and relative performances. If goals are not fully met, incentive payments are reduced or not paid at all. Regardless of goal achievement at the corporate and unit levels, if threshold earnings per share goals are not met, incentive awards are not paid to senior executives.

In the event that a restatement of earnings is required, the Compensation Committee would review and recommend to the full Board whether previously paid performance awards to the President and Chief Executive Officer and Chief Financial Officer should be recovered.

Award opportunities.    The Compensation Committee establishes the award opportunity for each executive based on market practice, the desired emphasis on pay at risk (more pay at risk for higher level executives) and internal equity (comparably positioned executives should have comparable award opportunities).

Each NEO has an annual incentive award expressed as a percentage of base salary. The President and Chief Executive Officer’s target incentive opportunity is 125% of base salary, and the other NEOs are at either 80% or 70% of base salary. The minimum award level for all NEOs is zero and the maximum award is two times the NEO’s target amount.

Forms of Long-Term Incentive Compensation

An important goal of ours is to align executives’ interests with those of our stockholders, and we use equity-based awards as the primary vehicle for attaining that alignment. Equity-based awards for senior executives are generally made annually and are based on the executive’s position, experience and performance, prior equity-based compensation awards, and competitive equity-based compensation levels.

Our long-term incentive plan provide for various types of equity grants, including, but not limited to, stock options, restricted stock, restricted stock units and performance awards. In awarding long-term incentives, the Compensation Committee considers a variety of factors, including both the characteristics of each type of award and the incentive value to each executive. Consideration is also given to minimizing stockholder dilution and managing to a 2% targeted rate of share consumption, while optimizing performance incentives and awards. In 2006, the Company’s annual equity award grants consisted of 50% stock-options and 50% restricted stock units.

For 2007, stock options were replaced with restricted stock units (“RSUs”). After careful analysis and consideration, we concluded that RSUs conveyed value that was better understood by the recipient, and at the same time were in the best interest of the Company.

To better align compensation with long-term, sustained performance and stockholder interests, we are implementing a Performance Share Plan in 2007 for our President and CEO and 11 executives, including all NEOs. We expect that all executives for whom the Compensation Committee has “oversight” responsibilities will participate in this annual program.

For participants other than the President and CEO, the performance shares target 50% of the annual equity grant value that the executive would have received under our annual grant program. The balance of the 2007 annual long-term incentive award will be via RSUs with 50% vesting on the second and fourth anniversaries of the date of grant.

For the 2007 Performance Share Plan, threshold, target and maximum Pre-tax Income (“PTI”) performance levels are established for fiscal year 2009 based on progressive compounded annual growth rates (“CAGR”), in combination with a PTI margin threshold. If threshold, target, or maximum PTI levels are achieved in 2009, 50%, 100% or 200% of the target performance share awards will be granted to the executive. It has been determined that this plan will be settled in shares, as opposed to cash, in the first quarter of 2010.

Unlike the other participants, the President and CEO’s 2007 long-term incentive award is exclusively in the form of performance shares, with no other equity granted. The President and CEO’s performance criterion is fiscal year 2009 PTI, with the same minimum PTI margin as other executives. The CEO’s award differs from that of the other participants in that his award will pay out only if the Company’s target PTI goals are exceeded (i.e. there is no pay out for performance at or below the PTI target). As with the other participants, the President and CEO’s award would be paid in the first quarter of 2010, although the Board has the option to pay it either in shares or in cash of equivalent value.

The Compensation Committee determines equity award amounts by considering the following factors: performance, future expected contributions, market data, the executive’s development and the unvested and vested value inherent in outstanding equity awards. For this purpose, whether the executive has exercised options or sold shares is not taken into consideration by the Compensation Committee so that such personal investment decisions do not skew the Compensation Committee's understanding of the aggregate award opportunity that has been provided. The Compensation Committee uses the same factors in evaluating the President and Chief Executive Officer's performance and compensation as it uses with other NEOs.

Long-term equity awards to NEOs are granted on the date approved by the Compensation Committee or, in the case of the President and Chief Executive Officer and second-highest paid executive, on the date approved by the Board of Directors. For new hires, equity grants are approved by the Compensation Committee and/or Board in advance of the hire date, and the grant is made on the NEO’s hire date or, if hired on a non-trading day, the first trading day after the hire date.

Stock options.    Stock options reward solely for share price appreciation, while restricted stock and RSUs have a lower downside risk. Stock options use more shares than restricted stock or RSUs. For 2006, the Committee determined that an approximate 50/50 mix of stock options and RSUs best addressed the multiple objectives of managing dilution and financial expense, using vehicles that have a high perceived value by executives, addressing the need to retain talent and aligning the program with stockholder interests.

Restricted stock units.    We grant RSUs to executive officers to focus participants on long-term stockholder value creation. RSUs use fewer shares than stock options. Fewer full-value shares are required than stock options to provide a competitive long-term incentive value to the executive. Further, the Compensation Committee believes that RSUs support the goal of attracting and retaining talent because RSUs are perceived as being more valuable than stock options by the executives, and we impose a longer vesting schedule for RSU grants than for stock option grants.

Retirement and Deferred Compensation Benefits

Defined benefit pension plan—Supplemental Executive Retirement Plan.    We maintain a very limited supplemental executive retirement program, which was put in place some years ago to provide a benefit to executive talent at that time by providing supplemental retirement income beyond the IRS limits on qualified plans, affording participants a measure of financial stability and security and building participants’ long-term commitment to Health Net. Mr. Gellert and Mr. Westen are the only NEOs who participate in this plan. The plan also covers two other active management team members and 14 inactive associates. Benefits under the plan are not funded; they remain subject to the claims of our creditors.

Nonqualified deferred compensation plan.    The NEOs and other management employees are eligible to defer salary and annual incentive payments under a non-qualified deferred compensation plan to facilitate tax planning and personal savings goals beyond the IRS limits on qualified plans. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit and addresses the goal of attracting and retaining talent while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available by us. Details regarding the deferred compensation program can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative elsewhere in this proxy statement.

Other benefits.    We maintain broad-based benefits that are provided to all associates, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. In particular circumstances, we utilize cash sign-on/engagement bonuses for executives and senior non-executives. The decision to grant an engagement bonus, and the amount thereof, are determined on a case-by-case basis by the specific hiring circumstances. For example, we may consider paying engagement bonuses to compensate for amounts forfeited by an executive upon termination of his or her prior employment, to assist with relocation expenses and to create additional incentive for positions where there is high market demand. Engagement bonuses are typically repayable on a pro-rata basis if the executive voluntarily terminates employment with us prior to the first, second or third anniversary of his or her employment. The re-payment period is determined by the amount of the engagement bonus. Larger bonuses require a longer retention period, two to three years, for payback. Our other benefits and perquisites for senior executives include life insurance and financial planning. These benefits are consistent with competitive market practice for executives. In addition, some NEOs receive a car allowance under a grandfathered benefit program that is frozen and no longer allows new participants in the plan. In addition to the benefits available to the other NEOs, we provide Mr. Gellert with a company car and housing in Woodland Hills, California at a reasonable monthly cost and pay for Mr. Gellert’s weekend trips to his residence in Northern California. We reimburse Mr. Gellert’s taxes on these benefits pursuant to his employment agreement. These benefits are disclosed and quantified in the Summary Compensation Table and described in the accompanying narrative elsewhere in this proxy statement.

Employment/Severance Arrangements

All NEOs are eligible for severance and change in control benefits from Health Net. The Compensation Committee believes that such agreements benefit Health Net by clarifying the terms of employment and ensuring that we are protected by non-solicitation, non-disclosure and reimbursement of sign-on/engagement bonus provisions. The Compensation Committee believes that severance and change in control policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in managed care. In addition, the Compensation Committee believes that properly structured change in control provisions serve to retain talent during a period of uncertainty and facilitate the successful close of a transaction. In establishing the terms and conditions of benefits to be paid upon any termination of employment, the Compensation Committee considers the practices in the managed care marketplace and the benefits to the employee weighed against the costs and benefits to us. The Compensation Committee annually reviews the benefits and the estimated costs to ensure that the arrangements continue to serve our best interests in retaining these key executives and that they are reasonable and consistent with market practice.

Other Material Tax and Accounting Implications of the Compensation Program

Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 in any fiscal year paid to the corporation’s chief executive officer and four other most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit, if certain requirements are met. The Compensation Committee’s policy with respect to the tax deductibility of compensation is to comply with the requirements of Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of Health Net and its stockholders. Our Executive Officer

Incentive Plan and the 2006 Long-Term Incentive Plan meet the requirements of Section 162(m), and, therefore, annual incentive payments, stock options and performance-based equity awards under these plans may be made in a manner which allows for the payments to be deductible in full. Because of uncertainties as to the application and interpretation of Section 162(m) and the related regulations, we cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will, in fact, be deductible. Furthermore, the Compensation Committee reserves the discretion to make awards that are not deductible, if it determines such an approach is appropriate under the circumstances.

SFAS 123(R).    The expense now associated with granting stock options following the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” has led us to consider other vehicles for long-term incentive awards to our associates. While we recognize there is a greater expense associated with grants of shares relative to grants of stock options, we believe share grants are justified because of the greater perceived value by associates, which enables us to better attract and retain top talent using shares. For 2007, we have decided to provide long-term incentive value for eligible associates via RSUs, instead of stock options, with vesting on the second and fourth anniversaries of the date of grant.

Internal Revenue Code Section 280G.    If the benefits provided under the severance provisions in our employment agreement with our executive officers constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would receive (i) a payment sufficient to pay that excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment. The Compensation Committee has been advised that the excise tax can treat similarly situated executives differently. The Compensation Committee believes that our agreeing to pay the excise tax is necessary to ensure executives are treated equitably and that each receives the benefits we intend.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)(1)		Bonus ($)	Stock awards ($)(2)		Option awards ($)(2)		Non-equity incentive plan compensation ($)	Change in pension and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)		Total ($)
Jay M. Gellert	2006	1,061,538		—	1,494,238		1,357,336		1,213,713	834,133	105,955	(4)	5,232,780
President & Chief Executive Officer

James E. Woys	2006	540,385		—	319,353		862,582		433,400	—	25,904	(5)	2,181,624
Interim Chief Financial Officer; President, Government & Specialty Services

Stephen D. Lynch	2006	479,077		—	517,938		339,306		327,175	—	30,333	(6)	1,693,829
President, Regional Health Plans

Steve H. Nelson	2006	479,077		—	164,938		300,609		354,586	—	61,491	(7)	1,360,701
President, Health Net of the Northeast

Jeffrey M. Folick	2006	205,825	(8)	—	—		301,362		—	—	1,086,611	(9)	1,593,798
Former Executive Vice President, Regional Health Plans & Specialty Companies

Anthony S. Piszel	2006	545,197	(8)	—	737,258	(10)	1,239,310	(10)	—	—	3,988	(11)	2,525,753
Former Executive Vice President & Chief Financial Officer

B. Curtis Westen, Esq.	2006	540,599		—	—		694,256		385,000	106,411	39,115	(12)	1,658,970
Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel

(1)	Includes amounts deferred pursuant to the Company’s deferred compensation plan and profit sharing and 401(k) plans.

(2)	Consists of compensation cost recognized in the financial statements for 2006 (excluding the effect of the reversal of share based compensation cost related to Mr. Piszel’s forfeiture of all invested equity awards in connection with his resignation from the Company) with respect to awards granted in 2006 and prior fiscal years under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), excluding the effect of estimated forfeitures related to service-based vesting conditions. See Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies—Share-Based Compensation Expense and Note 7-Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the valuation used in determining this amount.

(3)	Represents increase in pension present value due to growth in accrued benefit and increase in discount rate.

(4)	Represents benefits for housing of $82,531, automobile of $2,360 and financial counseling expenses of $8,476, including the tax gross-up on such items; matching contributions under the Company’s 401(k) plan of $10,035; and premiums paid by the Company on a life insurance policy of $2,553. Amounts attributable to tax gross-ups for housing, automobile and financial counseling were $33,844, $968, and $3,476, respectively.

(5)	Represents benefits for automobile allowance of $12,000; matching contributions under the Company’s 401(k) plan of $13,023 and premiums paid by the Company on a life insurance policy of $881.

(6)	Represents amounts paid for relocation benefit of $3,424, including the tax gross-up amount of $1,111 on such item; automobile allowance of $12,000; matching contributions under the Company’s 401(k) plan of $12,698; and premiums paid by the Company on a life insurance policy of $2,211.

(7)	Represents amounts paid for housing benefits of $6,707, relocation of $35,355 and financial counseling expenses of $2,935, including the tax gross-up on such items; relocation bonus of $2,000; matching contributions under the Company’s 401(k) plan of $13,723; and premiums paid by the Company on a life insurance policy of $771. Amounts attributable to tax gross-ups for housing, relocation and financial counseling were $2,707, $5,031 and $1,185, respectively.

(8)	Represents salary up to March 6, 2006, the effective date of termination of Mr. Folick’s termination, and salary up to November 10, 2006, the effective date of Mr. Piszel’s termination, respectively.

(9)	Represents severance payment of $1,080,000; automobile allowance of $2,200; physical exam of $3,779 including the tax gross-up amount of $1,784 on such item, and premiums paid by the Company on a life insurance policy of $632.

(10)	In November 2006, in connection with his resignation from the Company, Mr. Piszel forfeited all unvested equity awards, which included all equity awards granted to Mr. Piszel in 2006.

(11)	Represents amounts paid for relocation benefit of $2,700, including the tax gross-up amount of $876 on such item, and premiums paid by the Company on a life insurance policy of $1,288.

(12)	Represents amounts paid for automobile allowance of $12,000; matching contributions under the Company’s 401(k) plan of $12,036; financial counseling expenses of $7,272, including the tax gross-up amount of $2,982 on such item; club membership fees of $6,924; and premiums paid by the Company on a life insurance policy of $883.

GRANTS OF PLAN-BASED AWARDS FOR 2006

Name	Grant date		Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#)(3)	Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay M. Gellert President & Chief Executive Officer	4/11/2006 4/11/2006 3/23/2006		— — 0	— — 1,375,000	— — 2,750,000	— — —	— — —	— — —	125,000 — —	— 250,000 —	— 45.64 —	5,704,875 3,584,850 —

James E. Woys Interim Chief Financial Officer; President, Government & Specialty Services	4/11/2006 4/11/2006 3/23/2006		— — 0	— — 440,000	— — 880,000	— — —	— — —	— — —	25,000 — —	— 50,000 —	— 45.64 —	1,140,975 716,970 —

Stephen D. Lynch President, Regional Health Plans	4/11/2006 4/11/2006 3/23/2006		— — 0	— — 388,800	— — 777,600	— — —	— — —	— — —	20,000 — —	— 40,000 —	— 45.64 —	912,780 573,576 —

Steve H. Nelson President, Health Net of the Northeast	4/11/2006 4/11/2006 3/23/2006		— — 0	— — 388,800	— — 777,600	— — —	— — —	— — —	20,000 — —	— 40,000 —	— 45.64 —	912,780 573,576 —

Jeffrey M. Folick Former Executive Vice President, Regional Health Plans & Specialty Companies	—		—	—	—	—	—	—	—	—	—	—

Anthony S. Piszel Former Executive Vice President & Chief Financial Officer	4/11/2006 4/11/2006 3/23/2006	(6)	— — 0	— — 460,004	— — 920,008	— — —	— — —	— — —	37,500 — —	— 75,000 —	— 45.64 —	1,711,463 1,075,455 —

B. Curtis Westen, Esq. Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel	3/23/2006		0	385,003	770,006	—	—	—	—	—	—	—

(1)	All non-equity plan awards granted to Named Executives Officers in 2006 under the Executive Officer Incentive Plan (“EIP”) were paid to the Named Executive Officers in March 2007 upon the Compensation Committee’s determination that the applicable performance measures had been met. See the Summary Compensation Table column “Non-equity incentive plan compensation” for the specific amounts paid to each Named Executive Officer under the EIP for 2006 performance.

(2)	The stock awards were restricted stock units granted pursuant to the Company’s 2005 Long-Term Incentive Plan. The grants provide for a vesting of 100% of the award shares on the fourth year anniversary of the date of grant, subject to accelerated vesting in specified change-in-control situations. The awards have a ten-year term.

(3)	The option awards were non-qualified stock options granted pursuant to the Company’s 2005 Long-Term Incentive Plan. The grants provide for vesting of 50% of the award shares on each of the second and fourth year anniversaries of the date of grant, subject to accelerated vesting in certain change-in-control situations. The awards have a ten-year term.

(4)	Exercise price is equal to the closing price of the Common Stock on the NYSE on the date on which grants were made.

(5)	For stock awards, amounts were based on grant date fair value at $45.6390/share, calculated by taking the fair market value at $45.64/share minus par value at $0.001/share. For option awards, amounts were based on grant date fair value at $14.3394/share, calculated by using a “closed-form option valuation model (Black-Scholes)” based on the following assumptions: expected option term of 4.5 years, stock price volatility of 27%, dividend yield of 0% and a risk-free interest rate of 4.9%.

(6)	In November 2006, in connection with his resignation from the Company, Mr. Piszel forfeited his right to receive any payouts under the EIP.

Material Terms of Agreements and Plans other than Post-Employment Terms

Employment Agreements with Named Executive Officers, in General.    The Company has entered into employment agreements with all of the Named Executive Officers. In general, the executive officers’ employment agreements with the Company entitle the executive officer to a base salary and the ability to participate in various incentive compensation, equity, insurance and pension plans and in various employee benefit plans, including paid time off, holidays, health and welfare insurance and Health Net’s 401(k), deferred compensation and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. In addition, relocation benefits are offered to executives when the Company determines that relocation is desired and/or required due to the specific circumstances of the assignment. All Named Executive Officers are entitled to reimbursement of up to $5,000 per year of costs incurred for personal financial counseling services. All Named Executive Officers are entitled to reimbursement for reasonable business expenses. All Named Executive Officers are required to undergo a physical exam at least annually and provide evidence as such to the Company. Expenses associated with physical exams are reimbursed by the Company, and paid net, to the degree that they are not reimbursed by the executive’s heath insurance plan. Certain executives are entitled to a car allowance. The car allowance program was terminated in 2003, and only the existing participants at that time continue to receive this benefit. No additional executives have received the car allowance benefit since the program was terminated.

The Company has entered into a severance payment arrangement with each of the Named Executive Officers, as part of the officer’s employment letter agreement. The terms of the severance arrangement for each of the Named Executive Officers is detailed in the “Potential Payments Upon Termination or Change-In-Control” Table and the accompanying narrative contained later in this proxy.

Below is a brief summary of additional material terms contained in each Named Executive Officer’s employment agreement with the Company.

Employment Agreement with Mr. Gellert.     On February 23, 2004, the Company and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amends and restates the letter agreement between Mr. Gellert and the Company dated August 22, 1997, which was amended as of March 2, 2000 and as of October 13, 2002, with no material changes to the terms of the prior agreement. Mr. Gellert’s current base salary is $1,200,000. The Gellert Agreement provides that Mr. Gellert is eligible to participate in the Company’s Executive Officer Incentive Plan (EIP), which provides him the opportunity to earn each plan year a specified percentage of his base salary as additional compensation in accordance with the terms of the EIP.

The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specified relocation benefits from the Company. The Company provides Mr. Gellert with the use of a car and reports his personal use of the car as a taxable benefit.

Employment Agreement with Mr. Woys.    Mr. Woys has an employment letter agreement with the Company dated January 30, 2006 (the “Woys Agreement”). His agreement was amended on January 24, 2007 to provide corporate housing in Woodland Hills, California for the period of January 1, 2007 through December 31, 2007. The amendment also stipulates that, effective November 10, 2006, Mr. Woys assumed the role of Interim Chief Financial Officer. Mr. Woys’ annual base salary is currently $634,300. The Woys Agreement provides that Mr. Woys is eligible to participate in the Company’s EIP, which provides him the opportunity to earn each plan year a specified percentage of his base salary as additional compensation in accordance with the terms of the EIP. Mr. Woys remains eligible for a car allowance of $1,000 per month since he was eligible for this benefit at the time of the termination of the car allowance program.

Employment Agreement with Mr. Lynch.    Mr. Lynch has an employment letter agreement with the Company dated January 19, 2005 as amended on January 4, 2006 (the “Lynch Agreement”). Mr. Lynch’s annual base salary is currently $550,000. The Lynch Agreement provides that Mr. Lynch is eligible to participate in the

Company’s EIP, which provides him the opportunity to earn each plan year a specified percentage of his base salary as additional compensation in accordance with the terms of the EIP. The Lynch Agreement also entitles Mr. Lynch to relocation benefits, including a housing differential payment of $225,000 in expectation of his remaining employed by the Company for at least three years. If, within the first three years of his receipt of this payment, Mr. Lynch voluntarily terminates his employment or the Company terminates him for “cause” (as defined in the Lynch Agreement), Mr. Lynch would be required to repay the Company a prorated portion of the $225,000 housing differential payment.

Employment Agreement with Mr. Nelson.    Mr. Nelson has an employment letter agreement with the Company dated June 16, 2004 as amended on July 20, 2005 (the “Nelson Agreement”). Mr. Nelson’s annual base salary is currently $550,000. The Nelson Agreement provides that Mr. Nelson is eligible to participate in the Company’s EIP, which provides him the opportunity to earn each plan year a specified percentage of his base salary as additional compensation in accordance with the terms of the EIP. Mr. Nelson received relocation benefits from mid-year 2004 through mid-year 2006 in conjunction with his assignment to Connecticut.

Employment Agreement with Mr. Folick.    Mr. Folick resigned from his position with the Company effective March 6, 2006. Prior to his resignation, Mr. Folick was a party to an employment letter agreement with the Company dated as of May 22, 2002, which was amended as of July 2, 2004, as of January 27, 2005 and as of October 10, 2005 (as so amended, the “Folick Agreement”). His annual base salary at termination was $540,000.

Under the Folick Agreement, Mr. Folick had the opportunity to give 30 days written notice of his resignation no earlier than October 10, 2005, but no later than March 31, 2006, to receive a specific incentive package in lieu of other payments and benefits. Mr. Folick did provide that 30-day notice, and details of the specific incentive package are included in the Post-Employment Payments Table. In connection with his resignation, Mr. Folick entered into a Waiver and Release of Claims dated March 6, 2006 with the Company (the “Folick Severance Agreement”).

Employment Agreement with Mr. Piszel.    Mr. Piszel resigned from his position with the Company effective November 10, 2006. Mr. Piszel’s employment letter agreement with the Company was dated August 26, 2004 (the “Piszel Agreement”). His annual base salary at termination was $575,000.

The Piszel Agreement provided that Mr. Piszel was eligible to participate in the Company’s EIP, which provided him the opportunity to earn each plan year a specified percentage of his base salary as additional compensation in accordance with the terms of the EIP, provided, however, that Mr. Piszel’s annual bonus opportunity for the 2004 and 2005 calendar years was guaranteed at his target level.

Under the Piszel Agreement, Mr. Piszel received an engagement bonus of $500,000 in expectation of his remaining employed by the Company for at least three years. If, within the first three years of employment, Mr. Piszel voluntarily terminated his employment or the Company terminated him for “cause” (as defined in the Piszel Agreement), Mr. Piszel would be required to repay the Company a prorated portion of the engagement bonus. Accordingly, in connection with Mr. Piszel’s voluntary termination of his employment effective November 10, 2006, Mr. Piszel repaid the Company $125,000, the pro-rated portion of his engagement bonus. The Piszel Agreement also entitled Mr. Piszel to relocation benefits, including a special benefit reimbursement of up to $150,000 (inclusive of gross up for applicable federal and state taxes) of the federal and state taxes due on the sale of his principal residence.

Employment Agreement with Mr. Westen.    Mr. Westen is party to an employment agreement dated June 28, 2006, as amended January 11, 2007, which amends and restates all employee agreements Mr. Westen had with the Company prior thereto (the “Westen Agreement”).

The Westen Agreement addresses Mr. Westen’s voluntary resignation as the Company’s Senior Vice President, General Counsel and Secretary, and willingness to provide continued services, as Senior Vice President and Special Counsel, in connection with the transition to a new Senior Vice President, General Counsel and Secretary for up to six months after his or her hire date. Ms. Linda Tiano joined Health Net as Senior Vice

President, General Counsel and Secretary effective February 1, 2007, and the Company will employ Mr. Westen through July 31, 2007 in connection with the transition of his former duties to Ms. Tiano.

Mr. Westen’s annual base salary is currently $550,000. Mr. Westen is not eligible to receive a bonus under the Company’s EIP for fiscal year 2007. Mr. Westen remains eligible for a car allowance of $1,000 per month since he was eligible for this benefit at the time of the termination of the car allowance program. Mr. Westen is also reimbursed for the reasonable expense of one country or social club membership as long as he is employed by the Company.

Executive Officer Incentive Plan for Named Executive Officers.

All Named Executive Officers are participants in the Health Net, Inc. Executive Officer Incentive Plan (“EIP”). Bonuses paid under this plan are eligible for compensation deduction in accordance with Section 162(m) of the Internal Revenue Code. The EIP provides a cash incentive bonus target as a percentage of base salary. Target bonuses are paid when corporate, unit and individual performance goals are met. Named Executive Officer bonus targets range from 70% to 125% of base salary. All Named Executive Officers may receive from 0 to 200% of their target bonus depending on corporate, unit, and individual performance.

Plan-Based Grant Awards

Options granted to Named Executive Officers for the 2006 annual grant program vest 50% on the second and fourth anniversaries of the grant date, subject to continued employment, and expire on the 10th anniversary of the grant date. Earlier vesting of the options occurs only if both (1) a change in control as defined in the applicable plan occurs and (2) there is a termination of employment for reasons other than cause in conjunction with the change in control.

Defined Contribution Plan

The Named Executive Officers are eligible to participate in the Health Net, Inc. 401(k) Savings Plan, which is available to all associates and is a qualified benefit plan. The 401(k) plan allows associates to make pre-tax salary deferral contributions of 1% to 30% of total cash earnings up to the annual established Internal Revenue Service maximums, including the catch-up contributions for associates age 50 or older. The Company matches associate contributions 100% for the first 3% of associate contributions and 50% for the next 2% of associate contributions. Effective January 1, 2006, the Company has elected the “safe harbor” method of meeting certain non-discrimination requirements under the Internal Revenue Code with respect to the 401(k) plan. This means that pre-tax salary deferral contributions and safe harbor matching contributions made under the 401(k) plan automatically will meet certain non-discrimination tests. The safe harbor requires that all matching contributions be immediately 100% vested. Named Executive Officers may not elect Health Net, Inc. stock as an investment option in the 401(k) plan. This policy ensures that we prevent executive stock purchases in the 401(k) plan during insider trading blackout periods as described in the Company's insider trading policy. Messrs. Gellert, Woys, Lynch, Nelson, Folick, Piszel and Westen participated in the 401(k) plan during 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

	Option awards							Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised/ unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Jay M. Gellert President & Chief Executive Officer	162,500 600,000 650,000 325,000 —	(2) (3) (4) (5)	162,500 — — — 250,000	(2) (6)	— — — — —	24.06 32.50 23.02 22.64 45.64	2/20/2013 9/4/2007 2/9/2011 8/12/2012 4/11/2016	65,000 125,000 — — —	(7) (8)	3,162,900 6,082,500 — — —	— — — — —		— — — — —

James E. Woys Interim Chief Financial Officer; President, Government & Specialty Services	25,000 96,000 30,000 45,000 50,000 54,000 20,000 30,000 —	(9) (10) (11) (12) (13) (14) (15) (16)	75,000 96,000 10,000 15,000 — — — — 50,000	(9) (10) (11) (12) (17)	— — — — — — — — —	32.59 23.64 31.92 24.06 22.64 23.02 9.00 12.9375 45.64	5/13/2015 3/25/2014 9/22/2013 2/20/2013 8/12/2012 2/9/2011 2/14/2010 12/4/2008 4/11/2016	25,000 — — — — — — — —	(18)	1,216,500 — — — — — — — —	— — — — — — — — —		— — — — — — — — —

Stephen D. Lynch President, Regional Health Plans	12,500 10,000 10,000 12,000 18,000 20,000 23,000 —	(19) (20) (21) (22) (23) (24) (25)	37,500 10,000 10,000 12,000 6,000 — — 40,000	(19) (20) (21) (22) (23) (26)	— — — — — — — —	28.24 29.44 23.83 28.90 24.06 22.64 17.47 45.64	1/3/2015 12/14/2014 6/14/2014 2/17/2014 2/20/2013 8/12/2012 8/3/2011 4/11/2016	20,000 — — — — — — —	(27)	973,200 — — — — — — —	15,625 — — — — — — —	(28)	760,313 — — — — — — —	(28)

Steve H. Nelson President, Health Net of the Northeast	10,000 14,000 22,500 — —	(29) (30) (31)	10,000 14,000 7,500 40,000 30,000	(29) (30) (31) (32) (33)	— — — — —	23.83 28.90 31.04 45.64 29.20	6/14/2014 2/17/2014 8/15/2013 4/11/2016 2/24/2015	20,000 — — — —	(34)	973,200 — — — —	— — — — —		— — — — —

Jeffrey M. Folick Former Executive Vice President, Regional Health Plans & Specialty Companies	—		—		—	—	—	—		—	—		—

Anthony S. Piszel Former Executive Vice President & Chief Financial Officer	—		—		—	—	—	—		—	—		—

B. Curtis Westen, Esq. Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel	— — —		75,000 80,000 25,000	(35) (36) (37)	— — —	32.59 23.64 24.06	5/13/2015 3/25/2014 2/20/2013	— — —		— — —	— — —		— — —

(1)	Based on the closing price of $48.66 of our Common Stock on the NYSE on December 31, 2006.

(2)	Options granted on 2/20/2003 for 325,000 shares with 50% vesting on 2/20/2006 and 50% vesting on 2/20/2007.

(3)	Options granted on 9/4/1997 for 600,000 shares, vesting at 33 1/3% each on 9/4/1998, 9/4/1999 and 9/4/2000.

(4)	Options granted on 2/9/2001 for 650,000 shares, vesting at 33 1/3% each on 2/9/2002, 2/9/2003 and 2/9/2004.

(5)	Options granted on 8/12/2002 for 325,000 shares, vesting at 50% on 8/12/2005 and 50% on 8/12/2006.

(6)	Options granted on 4/11/2006 for 250,000 shares, vesting 50% on 4/11/2008 and 50% on 4/11/2010.

(7)	Restricted stock awards granted on 2/20/2003 for 130,000 shares, vesting 50% on 2/20/2006 and 50% on 2/20/2007.

(8)	Restricted stock units granted on 4/11/2006 for 125,000 shares, vesting 100% on 4/11/2010.

(9)	Options granted on 5/13/2005 for 100,000 shares, vesting 25% each on 5/13/2006, 5/13/2007, 5/13/2008 and 5/13/2009.

(10)	Options granted on 3/25/2004 for 192,000 shares, vesting 25% each on 3/25/2005, 3/25/2006, 3/25/2007 and 3/25/2008.

(11)	Options granted on 9/22/2003 for 40,000 shares, vesting 25% each on 9/22/2004, 9/22/2005, 9/22/2006 and 9/22/2007.

(12)	Options granted on 2/20/2003 for 60,000 shares, vesting 25% each on 2/20/2004, 2/20/2005, 2//20/2006 and 2/20/2007.

(13)	Options granted on 8/12/2002 for 50,000 shares, vesting 25% each on 8/12/2003, 8/12/2004, 8/12/2005 and 8/12/2006.

(14)	Options granted on 2/9/2001 for 54,000 shares, vesting at 33 1/3% each on 2/9/2002, 2/9/2003 and 2/9/2004.

(15)	Options granted on 2/14/2000 for 30,000 shares, vesting at 33 1/3% each on 2/14/2001, 2/14/2002 and 2/14/2003.

(16)	Options granted on 12/4/1998 for 30,000 shares, vesting at 33 1/3% each on 12/4/1999, 12/4/2000 and 12/4/2001.

(17)	Options granted on 4/11/2006 for 50,000 shares, vesting 50% on 4/11/2008 and 50% on 4/11/2010.

(18)	Restricted stock units granted on 4/11/2006 for 25,000 shares, vesting 100% on 4/11/2010.

(19)	Options granted on 1/3/2005 for 50,000 shares, vesting 25% each on 1/3/2006, 1/3/2007, 1/3/2008 and 1/3/2009.

(20)	Options granted on 12/14/2004 for 20,000 shares, vesting 25% each on 12/14/2005, 12/14/2006, 12/14/2007 and 12/14/2008.

(21)	Options granted on 6/14/2004 for 20,000 shares, vesting 25% each on 6/14/2005, 6/14/2006, 6/14/2007 and 6/14/2008.

(22)	Options granted on 2/17/2004 for 24,000 shares, vesting 25% each on 2/17/2005, 2/17/2006, 2/17/2007 and 2/17/2008.

(23)	Options granted on 2/20/2003 for 24,000 shares, vesting 25% each on 2/20/2004, 2/20/2005, 2//20/2006 and 2/20/2007.

(24)	Options granted on 8/12/2002 for 20,000 shares, vesting 33 1/3% each on 8/12/2003, 8/12/2004, and 8/12/2005.

(25)	Options granted on 8/3/2001 for 23,000 shares, vesting 33 1/3% each on 8/3/2002, 8/3/2003 and 8/3/2004.

(26)	Options granted on 4/11/2006 for 40,000 shares, vesting 50% on 4/11/2008 and 50% on 4/11/2010.

(27)	Restricted stock units granted on 4/11/2006 for 20,000 shares, vesting 100% on 4/11/2010.

(28)	Restricted stock award granted on 1/3/2005 for 25,000 shares, vesting 50% each on 2/28/2006 and 2/28/2007 subject to attainment of performance goals. 9,375 shares representing a portion of the first 50% vested due to attainment of 75% of performance goals and subsequently released on 2/28/2006.

(29)	Options granted on 6/14/2004 for 20,000 shares, vesting 25% each on 6/14/2005, 6/14/2006, 6/14/2007 and 6/14/2008.

(30)	Options granted on 2/17/2004 for 28,000 shares, vesting 25% each on 2/17/2005, 2/17/2006, 2/17/2007 and 2/17/2008.

(31)	Options granted on 8/15/2003 for 30,000 shares, vesting 25% each on 8/15/2004, 8/15/2005, 8/15/2006 and 8/15/2007.

(32)	Options granted on 4/11/2006 for 40,000 shares, vesting 50% on 4/11/2008 and 50% on 4/11/2010.

(33)	Options granted on 2/24/2005 for 30,000 shares, vesting 50% on 2/24/2007 and 25% each on 2/24/2008 and 2/24/2009.

(34)	Restricted stock units granted on 4/11/2006 for 20,000 shares, vesting 100% on 4/11/2010.

(35)	Options granted on 5/13/2005 for 100,000 shares, vesting 25% each on 5/13/2006, 5/13/2007, 5/13/2008 and 5/13/2009.

(36)	Options granted on 3/25/2004 for 160,000 shares, vesting 25% each on 3/25/2005, 3/25/2006, 3/25/2007 and 3/25/2008.

(37)	Options granted on 2/20/2003 for 100,000 shares, vesting 25% each on 2/20/2004, 2/20/2005, 2//20/2006 and 2/20/2007.

OPTION EXERCISES AND STOCK VESTED FOR 2006

	Option awards		Stock awards
Name	Number of shares acquired on exercise(#)	Value realized on exercise($)(1)	Number of shares acquired on vesting(#)	Value realized on vesting($)(2)
Jay M. Gellert President & Chief Executive Officer	100,000	1,449,000	65,000	3,203,135

James E. Woys Interim Chief Financial Officer; President, Government & Specialty Services	4,250	99,153	12,500	575,488

Stephen D. Lynch President, Regional Health Plans	—	—	9,375	449,522

Steve H. Nelson President, Health Net of the Northeast	—	—	—	—

Jeffrey M. Folick Former Executive Vice President, Regional Health Plans & Specialty Companies	500,000	7,183,886	—	—

Anthony S. Piszel Former Executive Vice President & Chief Financial Officer	250,000	4,706,945	—	—

B. Curtis Westen, Esq. Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel	640,000	10,998,199	—	—

(1)	Value realized on the exercise of stock options was calculated based on the difference between the market price of the underlying securities on the date of actual exercise and the exercise price.

(2)	Value realized on vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date minus the par value of $0.001 per share.

PENSION BENEFITS FOR 2006(1)

Name	Plan name	Number of years of credited service(#)(2)	Present value of accumulated benefit($)(3)	Payments during last fiscal year($)
Jay M. Gellert President & Chief Executive Officer	Health Net, Inc. Supplemental Executive Retirement Plan	10.5	3,216,720	—

B. Curtis Westen, Esq. Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel	Health Net, Inc. Supplemental Executive Retirement Plan	14.75	532,382	—

(1)	The Company maintains a supplemental executive retirement program, or SERP. No participants who are eligible for benefits have been added to the SERP since 1999. Mr. Gellert and Mr. Westen are the only Named Executive Officers who participate in the SERP. Both executives are vested in the SERP. The program also covers two other active management team members and 14 inactive associates. Benefits under the SERP are not funded; they remain subject to the claims of creditors of the Company.

The SERP is a defined benefit plan designed to provide a Company-paid retirement annuity of 50% of the executive’s average pay at retirement if the executive works until age 62 and is actively employed for 15 years. The target retirement benefit is calculated as 50% of the average over the last 60 months of employment of the executive's base pay plus bonus earned. This is prorated for less than 15 years service at age 62 and if the executive leaves employment before age 62. It is then further multiplied by a vesting percentage (0% if under 5 years of service, 10% after 5 years, 20% after 6 years, 40% after 7 years, 60% after 8 years, 80% after 9 years and 100% for 10 or more years).

The target benefit, after pro-rating and multiplying by the vesting percentage, is further reduced for other Company-paid retirement benefits, whether tax qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) plan employer matching contributions and any other prior SERPs or profit-sharing plans. The net benefit is payable as an annuity for the executive's lifetime, beginning at age 62. A retired executive may elect to begin receiving reduced payments before age 62 and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse.

(2)	Credited service is equal to actual service.

(3)	Calculated as of 12/31/2006 using a 5.75% discount rate. Benefit shown is 100% vested. Retirement age is assumed to be 62, the “normal” and earliest unreduced age under the SERP.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006(1)

Name	Executive contributions in last FY($)	Registrant contributions in last FY($)	Aggregate earnings in last FY($)	Aggregate withdrawals/ distributions($)	Aggregate balance at last FYE($)
Stephen D. Lynch President, Regional Health Plans	29,510	—	7,938	—	61,260

(1)	The Named Executive Officers are eligible to participate in the Health Net, Inc. non-qualified deferred compensation plan, which is available to all associates at the Director level and above who earn a minimum of annual base salary of $100,000. This plan provides an important supplement to our 401(k) plan. The deferred compensation plan allows participants to set aside tax-deferred dollars for the future and reduce current income tax liability. The investment choices selected by the participant become the basis for determining the earnings on the participant’s deferral account. The deferred compensation pan has been designed so that federal and state income tax on the monies deferred are not due until such time as the account balance is paid to the participant. Mr. Lynch is the only Named Executive Officer participating in this plan during 2006. The deferred compensation plan allows participants to defer from five percent (5%) to ninety percent (90%) of base salary and from five percent (5%) to one hundred percent (100%) of “other compensation.” For this purpose, “other compensation” means all bonuses, other than signing bonuses, and commissions, incentive payments and all forms of currently taxable compensation reported on IRS Form W-2, other than base salary, except that reimbursements and allowances for automobiles, relocation, travel and education expenses are excluded. Returns are based on the funds in which participants invest which are valued daily. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

	Compensation components	Termination scenario(1)
		Change in control($)	Voluntary($)	Retirement($)	Death & disability($)(2)		Involuntary with cause($)	Involuntary without cause($)

Jay M. Gellert President & Chief Executive Officer	Severance	6,000,000	—	N/A	—		—	6,000,000
	Intrinsic Value of Accelerated Equity(3)	13,997,710	N/A	N/A	N/A		N/A	N/A
	Retirement Benefits(4)	3,216,720	3,216,720	3,216,720	3,216,720	(5)	—	3,216,720
	Health Benefits(6)	—	—	—	—		—	—

James E. Woys Interim Chief Financial Officer; President, Government & Specialty Services	Severance	1,100,000	—	N/A	275,000		—	550,000
	Intrinsic Value of Accelerated Equity(3)	5,511,045	N/A	N/A	N/A		N/A	N/A
	Retirement Benefits(4)	—	—	—	—		—	—
	Health Benefits(6)	53,148	—	—	13,287		—	26,574

Stephen D. Lynch President, Regional Health Plans	Severance	972,000	—	N/A	486,000		—	486,000
	Intrinsic Value of Accelerated Equity(3)	3,445,247	N/A	N/A	N/A		N/A	N/A
	Retirement Benefits(4)	—	—	—	—		—	—
	Health Benefits(6)	15,641	—	—	7,673		—	7,821

Steve H. Nelson	Severance	972,000	—	N/A	486,000		N/A	486,000
President, Health Net of the Northeast	Intrinsic Value of Accelerated Equity(3)	2,334,870	N/A	N/A	N/A		—	N/A
	Retirement Benefits(4)	—	—	—	7,270		—	—
	Health Benefits(6)	14,845	—	—	—		—	7,423

B. Curtis Westen, Esq.	Severance	—	—	N/A	550,000		—	1,100,000
Former Senior Vice President, General Counsel & Secretary; Current Senior Vice President & Special Counsel	Intrinsic Value of Accelerated Equity(3) Retirement Benefits(4) Health Benefits(6)	3,821,850 532,382 —	N/A 532,382 —	N/A 532,382 —	N/A 532,382 21,798	(8)	N/A — —	N/A 532,382 43,597

(1)	Events assumed to occur 12/31/2006.
(2)	Does not include the death benefit the Company provides to all of its employees of one times base salary in the event of death.
(3)	Represents value of unvested options calculated based on the difference between the market value of the underlying securities as of 12/31/2006 and the exercise price, and value of unvested stock awards calculated by multiplying the number of shares of stock by the market value of the underlying shares as of 12/31/2006 minus par value of $0.001 per share.
(4)	Includes only SERP participants. Present value calculated using 5.75% discount rate and a non-disabled mortality table.
(5)	Amount shown is for disability only. No death benefits are provided to unmarried participants.
(6)	Based on 2007 enrollment rates and severance agreement terms, if applicable.
(7)	Amount shown is for disability only. For death at 1/1/2007, present value of benefit to spouse is $81,344.

Material Terms of Post-Employment Payments

In general, each executive will receive a one-time lump sum payment ranging from one to three times base salary plus, for a period of one to three years, continued health and welfare benefit coverage if involuntarily terminated (or constructively terminated) within two years after a change in control (as defined therein). If the Company terminates the employment of the executive other than following a change in control and other than for cause (as defined in the applicable executive employment agreement), the executive would be entitled to receive a severance payment ranging from one to two times base salary plus, for a period of one to two years, continued health and welfare benefit coverage.

For each actively employed Named Executive Officer (other than Messrs. Lynch and Nelson), if the change in control benefits provided under the applicable executive employment agreement constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Code, each of the covered executives will receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”). Assuming the change in control occurred on December 31, 2006, Mr. Woys would have received a Gross-Up Payment in the amount of $932,799 and Messrs. Gellert and Westen would not have received a Gross-Up Payment. Under the severance terms of each covered executive’s employment agreement, the terminated executive is precluded from competing with the Company for a period of up to one year post-termination, depending on the applicable circumstances, and must enter into a Waiver and Release of Claims in order to receive severance payments.

In addition, under certain conditions a change in control will trigger accelerated vesting for all equity awards or some of, granted to each executive as described in more detail below in this proxy in the section entitled “Plan-Based Grant Awards.”

Mr. Gellert

The Gellert Agreement provides that Mr. Gellert’s employment with the Company may be terminated by him or the Company at any time, for any reason and with or without notice of any kind. The Gellert Agreement provides Mr. Gellert with two potential severance arrangements. If during a two-year period following a “change in control” transaction (as defined in the Gellert Agreement), the Company terminates Mr. Gellert or he voluntarily resigns for “good reason” (as defined in the Gellert Agreement), he will be entitled to a $6,000,000 severance payment. If the Company terminates the employment of Mr. Gellert other than during a two-year period following a change of control and other than for cause, Mr. Gellert will be entitled to receive a $6,000,000 severance payment.

Mr. Woys

The Woys Agreement provides that Mr. Woys’ employment with the Company may be terminated by him or the Company at any time, with or without advance notice and with or without cause. The Woys Agreement provides Mr. Woys with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Woys Agreement):

•

If, at any time within two years after a “change in control” (as defined in the Woys Agreement) of the Company, Mr. Woys’ employment is terminated by the Company without cause or Mr. Woys terminates his employment for “good reason” (as defined in the Woys Agreement) and signs a Waiver and Release of Claims substantially in the form prescribed by the Woys Agreement, Mr. Woys will be entitled to receive a lump-sum payment equal to twenty-four months of his then-current base salary and benefit continuation for a twenty-four month period. This severance allowance will be forfeited in the case of a termination by Mr. Woys if the Company requests in writing, prior to the termination, that Mr. Woys continue in the employ of the Company for 90 days following the change in control, and Mr. Woys voluntarily leaves the employ of the Company prior to the expiration of that 90-day period.

•

If at any time that is not within two years after a change in control Mr. Woys’ employment is terminated by the Company without cause, Mr. Woys will be entitled to receive, if he signs a Waiver and Release of Claims substantially in the form prescribed by the Woys Agreement, a lump-sum payment equal to 12 months of his then-current base salary and benefit continuation for a twelve month period.

In the event that Mr. Woys voluntarily terminates his employment at any time (other than for good reason within two years after a change in control of the Company), the Woys Agreement provides that he would not be eligible to receive any of the severance benefits under the Woys Agreement.

In the event that Mr. Woys’ employment is terminated due to death or disability, he or his beneficiaries or estate would be entitled to continuation of benefits for a period of six months and a lump-sum payment equal to six months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Woys signs a Waiver and Release of Claims substantially in the form prescribed by the Woys Agreement.

Mr. Lynch

The Lynch Agreement provides that Mr. Lynch’s employment with the Company may be terminated by him or the Company at any time, with or without advance notice and with or without cause. The Lynch Agreement provides Mr. Lynch with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Lynch Agreement):

•

If, at any time within two years after a “change in control” (as defined in the Lynch Agreement) of the Company, Mr. Lynch’s employment is terminated by the Company without cause or Mr. Lynch terminates his employment for “good reason” (as defined in the Lynch Agreement) and signs a Waiver and Release of Claims substantially in the form prescribed by the Lynch Agreement, Mr. Lynch will be entitled to receive a lump-sum payment equal to twenty-four months of his then-current base salary and benefit continuation for a twenty-four month period. This severance allowance will be forfeited in the case of a termination by Mr. Lynch if the Company requests in writing, prior to the termination, that Mr. Lynch continue in the employ of the Company for 90 days following the change in control, and Mr. Lynch voluntarily leaves the employ of the Company prior to the expiration of that 90-day period. The Lynch Agreement provides no benefit for tax gross up under the 280G excise tax provision for change of control payments; however, the agreement does stipulate the intent to minimize the imposition of Excise tax to the extent necessary to eliminate such tax.

•

If at any time that is not within two years after a change in control Mr. Lynch’s employment is terminated by the Company without cause, Mr. Lynch will be entitled to receive, if he signs a Waiver and Release of Claims substantially in the form prescribed by the Lynch Agreement a lump-sum payment equal to 12 months of his then-current base salary and benefit continuation for a twelve month period.

In the event that Mr. Lynch voluntarily terminates his employment at any time (other than for good reason within two years after a change in control of the Company), the Lynch Agreement provides that he would not be eligible to receive any of the severance benefits under the Lynch Agreement.

In the event that Mr. Lynch’s employment is terminated due to death or disability, he or his beneficiaries or estate would be entitled to continuation of benefits for a period of 12 months and a lump-sum payment equal to 12 months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Lynch signs a Waiver and Release of Claims substantially in the form prescribed by the Lynch Agreement.

Mr. Nelson

The Nelson Agreement provides that Mr. Nelson’s employment with the Company may be terminated by him or the Company at any time, with or without advance notice and with or without cause. The Nelson Agreement provides Mr. Nelson with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Nelson Agreement):

•	If, at any time within two years after a “change in control” (as defined in the Nelson Agreement) of the Company, Mr. Nelson’s employment is terminated by the Company without cause or Mr. Nelson terminates his employment for “good reason” (as defined in the Nelson Agreement) and signs a Waiver and Release of Claims substantially in the form prescribed by the Nelson Agreement, Mr. Nelson will be entitled to receive a lump-sum payment equal to twenty-four months of his then-current base salary and benefit continuation for a twenty-four month period. This severance allowance will be forfeited in the case of a termination by Mr. Nelson if the Company requests in writing, prior to the termination, that Mr. Nelson continue in the employ of the Company for 90 days following the change in control, and Mr. Nelson voluntarily leaves the employ of the Company prior to the expiration of that 90-day period. The Nelson Agreement provides no benefit for tax gross up under the 280g excise tax provision for change of control payments; however, the Agreement does stipulate the intent to minimize the imposition of Excise tax to the extent necessary to eliminate such tax.

•

If at any time that is not within two years after a change in control Mr. Nelson’s employment is terminated by the Company without cause, Mr. Nelson will be entitled to receive, if he signs a Waiver and Release of Claims substantially in the form prescribed by the Nelson Agreement a lump-sum payment equal to 12 months of his then-current base salary and benefit continuation for a twelve month period.

In the event that Mr. Nelson voluntarily terminates his employment at any time (other than for good reason within two years after a change in control of the Company), the Nelson Agreement provides that he would not be eligible to receive any of the severance benefits under the Nelson Agreement.

In the event that Mr. Nelson’s employment is terminated due to death or disability, he or his beneficiaries or estate would be entitled to continuation of benefits for a period of 12 months and a lump-sum payment equal to 12 months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Nelson signs a Waiver and Release of Claims substantially in the form prescribed by the Nelson Agreement.

Mr. Folick

The Folick Agreement provided Mr. Folick with the option, exercisable by notifying the Company in writing no earlier than October 10, 2005, but no later than March 31, 2006, to terminate his employment with the Company effective thirty days following the date of such notice, provided that certain conditions were met, and receive, in lieu of any other severance benefits and participation in the Company’s Management Incentive Plan (“MIP”) for 2005 and 2006, the following incentive package (the “Incentive Package”): (i) a lump-sum payment equal to two times Mr. Folick’s then-current base salary, (ii) benefit continuation for an initial six-month period and payment of COBRA premiums for up to an additional eighteen-month period, and (iii) the opportunity to earn two bonus awards, each equal to 50% of his 2005 MIP target opportunity, provided that Mr. Folick satisfied specified performance-related conditions as set forth in the Folick Agreement. Mr. Folick timely elected the Incentive Package and terminated his employment with the Company effective March 6, 2006. Pursuant to the Folick Severance Agreement, Mr. Folick received a lump sum payment in the amount of $1,296,000. Pursuant to the Folick Severance Agreement, Mr. Folick received an additional $216,000 because the Compensation Committee determined that Mr. Folick achieved certain performance goals set forth in the Folick Agreement. In addition, the Company offered to provide benefits coverage for Mr. Folick and his dependents until September 6, 2006, if he so elected. Mr. Folick did not elect to receive these benefits.

The Folick Severance Agreement also provided that Mr. Folick’s resignation shall be treated as a termination without cause for purposes of the May 24, 2002 and February 20, 2003 stock option agreements (the “Stock Option Agreements”) between the Company and Mr. Folick, as a result of which, among other things, Mr. Folick had until June 6, 2006 to exercise any outstanding stock options under the Option Agreements that had vested as of his Termination Date.

The Folick Severance Agreement provided for the release by Mr. Folick of specified types of claims against the Company and various other released parties and includes provisions regarding, among other things, confidentiality, non-solicitation of employees and customers and non-competition.

The Folick Agreement provided that Mr. Folick’s employment with the Company could have been terminated by him or the Company at any time, with or without advance notice and with or without “cause” (as defined in the Folick Agreement). The Folick Agreement provided Mr. Folick with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Folick Agreement):

•

If, at any time within two years after a “change in control” (as defined in the Folick Agreement) of the Company, Mr. Folick’s employment was terminated by the Company without cause or Mr. Folick terminated his employment for “good reason” (as defined in the Folick Agreement) and he signed a prescribed Waiver and Release of Claims, Mr. Folick would have been entitled to receive a lump-sum payment equal to 36 months of his then-current base salary, benefit continuation for an initial eighteen month period and payment of COBRA premiums for an additional eighteen month period. In the event the Company requested in writing prior to a voluntary termination by Mr. Folick for good reason that he continue in the employ of the Company for up to an additional three months, Mr. Folick would have been required to remain so employed during the requested extension in order to receive these severance benefits.

•

If at any time that is not within two years after a change in control Mr. Folick’s employment was terminated by the Company without cause, Mr. Folick would have been entitled to receive, if he signed a prescribed Waiver and Release of Claims, a lump-sum payment equal to 24 months of his then-current base salary and benefit continuation for an initial six month period and payment of COBRA premiums for an additional eighteen-month period.

Because of Mr. Folick’s resignation as of the Termination Date and timely election of the special incentive opportunity, Mr. Folick is no longer eligible to receive any of the severance benefits described immediately above.

Mr. Piszel

The Piszel Agreement provided that Mr. Piszel’s employment with the Company may be terminated by him or the Company at any time, with or without advance notice and with or without cause. The Piszel Agreement provided Mr. Piszel with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Piszel Agreement):

•

If, at any time within two years after a “change in control” (as defined in the Piszel Agreement) of the Company, Mr. Piszel’s employment was terminated by the Company without cause or Mr. Piszel terminated his employment for “good reason” (as defined in the Piszel Agreement) and signs a Waiver and Release of Claims substantially in the form prescribed by the Piszel Agreement, Mr. Piszel would have been entitled to receive a lump-sum payment equal to thirty-six months of his then-current base salary, benefit continuation for an initial eighteen month period and payment of COBRA premiums for an additional eighteen month period. This severance allowance would have been forfeited in the case of a termination by Mr. Piszel if the Company requests in writing, prior to the termination, that Mr. Piszel continue in the employ of the Company for 90 days following the change in control, and if Mr. Piszel voluntarily left the employ of the Company prior to the expiration of that 90-day period.

•

If at any time that was not within two years after a change in control Mr. Piszel’s employment was terminated by the Company without cause, Mr. Piszel would have been entitled to receive, if he signed a Waiver and Release of Claims substantially in the form prescribed by the Piszel Agreement, (i) a lump-sum payment equal to 12 months of his then-current base salary and payment of COBRA premiums for a twelve month period, if the termination was within the first twenty-four months of Mr. Piszel’s employment, or (ii) a lump-sum payment equal to twenty-four months of his then-current base salary and benefit continuation for an initial six month period and payment of COBRA premiums for an additional eighteen month period, if the termination was after twenty-four months of Mr. Piszel’s employment.

In the event that Mr. Piszel’s employment was terminated due to death or disability, he or his beneficiaries or estate would have been entitled to continuation of benefits for a period of 12 months and a lump-sum payment equal to 12 months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Piszel signed a Waiver and Release of Claims substantially in the form prescribed by the Piszel Agreement.

Because Mr. Piszel voluntarily terminated his employment effective November 10, 2006, he was not eligible to receive any of the severance, death or disability benefits described above.

Mr. Westen

Mr. Westen’s voluntary termination as the Company’s Senior Vice President and Special Counsel will be effective July 31, 2007. He is not eligible for severance solely upon a change in control. If Mr. Westen’s employment is terminated without “cause” (as defined in the Westen Agreement) at any time prior to July 31, 2007, he will be entitled to receive (1) the continuation of all medical, health, disability, life and accident insurance maintained for his benefit immediately prior to his termination for a period of two years, and (2) a lump sum cash payment equal to two times his base salary in effect at the time of such termination. As a vested participant of the Supplemental Executive Retirement Plan, Mr. Westen is entitled to those benefits which are described in the Potential Payments Upon Termination or Change-In-Control table.

Plan-Based Grant Awards

For all equity grants, upon voluntary termination, optionees may exercise vested options for up to 30 days from the termination date. Upon involuntary termination for reasons other than cause, optionees may exercise vested options for up to 90 days from the termination date. If termination of employment occurs during a Company trading blackout period established pursuant to the Company’s then existing insider trading policy and the optionee is subject to such trading blackout, such option may be exercised at any time starting from the optionee’s termination date through the last day of the third month following the expiration date of such trading blackout.

Upon termination for retirement, death and/or disability, vested options may be exercised for up to 12 months from the termination date by the optionee or, in the case of death or disability, by the beneficiary of the executive. Upon terminating an executive for “cause,” the Company will cancel the equity grants to the executive.

A change in control will trigger accelerated vesting for all equity awards granted prior to March 2, 2006 and for all performance share awards. Accelerated vesting of equity awards made after March 6, 2006, other than performance share awards, is triggered only upon the occurrence of both a change in control and termination of employment by the acquirer or by the executive under the definition of “good reason.”

Also effective with equity grants made on or after March 2, 2006, the Company has defined a qualified “retirement” as voluntary resignation at age 55 or older and a minimum of 10 years of employment service. In the case of a qualified retirement, equity grants will vest on a pro-rated basis, in full calendar years only, from the date of the grant in increments until the qualified retirement/resignation effective date. Recipients of performance share awards must be actively employed for a minimum of two years of the three-year performance cycle to be eligible for pro-rated vesting in connection with a qualified retirement.

Director Compensation Table for 2006

Name	Fees earned or paid in cash ($)		Stock awards ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Theodore F. Craver, Jr.	125,000		—	55,397	(2)	—	—	—	180,397
Vicki B. Escarra	29,320		—	13,257	(3)	—	—	—	42,577
Thomas T. Farley	119,000		—	58,681	(4)	—	—	—	177,681
Gale S. Fitzgerald	122,000	(5)	—	58,681	(6)	—	—	—	180,681
Patrick Foley	113,000		—	58,681	(7)	—	—	—	171,681
Roger F. Greaves	200,000		—	58,681	(8)	—	—	—	258,681
Bruce G. Willison	116,000	(5)	—	58,681	(9)	—	—	—	174,681
Frederick C. Yeager	115,000		—	55,397	(10)	—	—	—	170,397

(1)	Consists of compensation cost recognized in the Company’s financial statements for 2006 with respect to awards granted in 2006 and prior fiscal years under FAS 123R, excluding the effect of estimated forfeitures related to service-based vesting conditions. See Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies—Share-Based Compensation Expense and Note 7-Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the valuation used in determining this amount.

(2)	During 2006, Mr. Craver received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Craver held 23,527 options to acquire shares of Health Net common stock, 8,185 of which were exercisable.

(3)	During 2006, Ms. Escarra received option awards having an aggregate grant date fair market value of $92,543. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Ms. Escarra held 7,500 options to acquire shares of Health Net common stock, none of which were exercisable.

(4)	During 2006, Mr. Farley received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Farley held 62,500 options to acquire shares of Health Net common stock, 47,500 of which were exercisable.

(5)	Deferred under the non-employee director deferred compensation plan.

(6)	During 2006, Ms. Fitzgerald received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Ms. Fitzgerald held 48,614 options to acquire shares of Health Net common stock, 33,614 of which were exercisable.

(7)	During 2006, Mr. Foley received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Foley held 77,500 options to acquire shares of Health Net common stock, 62,500 of which were exercisable.

(8)	During 2006, Mr. Greaves received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Greaves held 77,500 options to acquire shares of Health Net common stock, 62,500 of which were exercisable.

(9)	During 2006, Mr. Willison received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Willison held 53,028 options to acquire shares of Health Net common stock, 38,028 of which were exercisable.

(10)	During 2006, Mr. Yeager received option awards having an aggregate grant date fair market value of $81,717. See Notes to Consolidated Financial Statements, Note 7—Stock Option and Long-Term Incentive Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining grant date fair market value of all options granted in 2006. As of December 31, 2006, Mr. Yeager held 23,527 options to acquire shares of Health Net common stock, 8,185 of which were exercisable.

For 2006, the annual retainer payable to non-employee directors of the Company was $45,000 per year. During 2006, each non-employee director who chaired the Compensation Committee, Governance Committee and Finance Committee received an additional annual retainer of $10,000 per year. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received $16,666.67 per month from January 2006 through December 2006, for his services as Chairman of the Board of Directors. No fees are paid to employees of the Company for service as a director.

The Company maintains a Third Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”). Under the Director Plan, 500,000 shares of Common Stock are reserved for initial grants of nonqualified stock options to directors when they join the Company’s Board and automatic annual grants of nonqualified stock options to directors upon their re-election to the Company’s Board. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock (which number is determined pursuant to grant formula provisions in the Director Plan) at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of the Company, as defined in the Director Plan.

In May 2006, it was determined that there were not enough shares available for grant under the Director Plan to make the annual stock option grant to directors, and as such the non-employee directors of the Company participated in the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”). Annual grants were made to directors under the 2006 Plan using the annual grant formula provisions of the Director Plan. On May 12, 2006, options to purchase 7,500 shares at an exercise price of $39.10 per share were granted to each of Messrs. Craver, Farley, Foley, Greaves, Willison, Yeager and Ms. Fitzgerald, under the 2006 Plan. In addition, on July 27, 2006, Ms. Escarra, in connection with her appointment to the Board of Directors, was granted an option to purchase 7,500 shares at an exercise price of $44.28 per share pursuant to the annual grant formula. The terms and conditions of the annual grants made to non-employee directors under the 2006 Plan are substantially the same as previous grants made under the Director Plan except that the definition of “change in control” is different in the 2006 Plan.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Gale S. Fitzgerald (Chair)

Vicki B. Escarra

Patrick Foley

Bruce Willison

Frederick C. Yeager

March 28, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Set forth below is a tabulation indicating those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock as of March 21, 2007. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Legg Mason Capital Management, Inc. and related entities 100 Light Street Baltimore, MD 21202	20,558,197	(3)	17.64%

FMR Corp. 82 Devonshire Street Boston, MA 02109	7,928,383	(4)	6.802%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	7,130,152	(5)	6.12%

AMVESCAP PLC and related entities 30 Finsbury Square London EC2A 1AG, England	6,019,308	(6)	5.16%

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)	Represents the percentage of outstanding shares of Common Stock beneficially owned as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the Securities and Exchange Commission.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007 (the “Legg Mason Schedule 13G”), by a group consisting of Legg Mason Capital Management, Inc., an investment advisor (“Legg Mason Capital”) and Legg Mason Value Trust, Inc. (“Legg Mason Trust”), an investment company managed by Legg Mason Capital Management, Inc. The Legg Mason Schedule 13G reports that, of the 20,558,197 shares beneficially owned by the group, Legg Mason Capital has shared power to vote or direct the vote and to dispose or direct the disposition of 20,558,197 shares, or 17.64% of the Company’s total shares outstanding, and Legg Mason Trust has shared power to vote or direct the vote and to dispose or direct the disposition of 9,888,800 shares, or 8.48% of the Company’s total shares outstanding. On March 13, 2007, the Company repurchased one million shares of Common Stock from various accounts managed on a discretionary basis by Legg Mason Capital in a privately negotiated transaction pursuant to the Company’s stock repurchase program (the “Legg Mason Repurchase”). The number of shares and percentage of class information in the table above does not take into account the Legg Mason Repurchase.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp. FMR Corp. reported sole voting power with respect to 866,693 shares and sole investment power with respect to 7,928,383 shares. The filing identified Edward C. Johnson as having beneficial ownership of shares reported in the table through his controlling interest in FMR Corp.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, by Wellington Management Company, LLP (“WMC”), an investment adviser. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of WMC.

(6)	Based on a Schedule 13G filed with the Securities Exchange Commission on February 14, 2007 (the “AMVESCAP Schedule 13G”), by a group consisting of AMVESCAP PLC, a parent holding company (“AMVESCAP”), and numerous of its wholly-owned subsidiaries, as follows: AIM Advisors, Inc., AIM Capital Management, Inc., AIM Private Asset Management, Inc., PowerShares Capital Management LLC, INVESCO Taiwan Limited, INVESCO Asset Management Deutschland GmbH and Atlantic Trust Company, N.A. (collectively, the “AMVESCAP Subsidiaries”) The AMVESCAP Schedule 13G reports each of the AMVESCAP Subsidiaries is an investment advisor. The AMVESCAP Schedule 13G reports that, of the 6,019,308 shares beneficially owned by the group, AMVESCAP has sole voting and dispositive power with respect to 6,019,308 shares.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each director of the Company serving on the Board on March 21, 2007, by each Named Executive Officer on March 21, 2007 and by all directors and executive officers as a group as of March 21, 2007, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)		Percent of Class
Theodore F. Craver, Jr.	18,077	(1)	*
Vicki B. Escarra	—		*
Thomas T. Farley	73,826	(2)	*
Gale S. Fitzgerald	44,114	(3)	*
Patrick Foley	102,500	(4)	*
Roger F. Greaves	100,972	(5)	*
Bruce G. Willison	52,528	(6)	*
Frederick C. Yeager	16,607	(7)	*
Jay M. Gellert	2,400,225	(8)	2.14%
Stephen D. Lynch	117,300	(9)	*
Steve H. Nelson	993		*
James E. Woys	464,060	(10)	*
Jeffrey M. Folick	—		*
Anthony S. Piszel	—		*
B. Curtis Westen	87,341	(11)	*
All current directors and executive officers as a group (15 persons)***	3,728,442	(12)	3.32%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to the Company by the persons identified as beneficial owners or obtained from records of the Company. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

***	Messrs. Folick, Piszel and Westen are not included in the group as they are no longer executive officers of the Company.

(1)	Includes 8,185 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,842 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(2)	Includes 10,000 shares held by the Farley Family Trust of which Mr. Farley is a beneficiary and 10,500 shares held under an individual retirement account of which Mr. Farley is a beneficiary. Also includes 35,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(3)	Includes 33,614 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(4)	Consists of 62,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(5)	Includes 62,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(6)	Includes 7,000 shares held in the B&G Willison Living Trust of which Mr. Willison is a beneficiary. Also includes 38,028 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(7)	Includes 8,185 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,842 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(8)	Includes 1,900,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(9)	Includes 110,000 shares with respect to which Mr. Lynch has the right to acquire beneficial ownership by virtue of outstanding vested options.

(10)	Includes 365,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options, and 73,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(11)	Includes 65,000 shares with respect to which Mr. Westen has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 21, 2007.

(12)	Includes an aggregate of 2,747,512 shares with respect to which executive officers or directors have the right to acquire beneficial ownership by virtue of outstanding vested options and an aggregate of 213,684 shares with respect to which executive officers or directors have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 22, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors and executive officers and any person that beneficially owns more than ten percent of the Company’s Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NYSE. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company’s most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to the Company during and with respect to the year ended December 31, 2006 and written representations from certain of the Company’s directors and executive officers, the Company does not know of any failure by its executive officers, directors and beneficial owners of more than ten percent of its Common Stock to file on a timely basis any reports required by Section 16(a) for the year ended December 31, 2006 and, to the extent applicable for purposes of this disclosure, prior fiscal years, except that the Form 3 filed on November 13, 2006 with the SEC by Mr. Maurice Hebert (the “Hebert Form 3”), the Company’s previous Corporate Controller and principal accounting officer, was filed in an untimely manner. The Hebert Form 3 reflected an option grant made to Mr. Hebert by the Company on April 15, 2006, and to the Company’s knowledge, was the only transaction that Mr. Hebert failed to report to the SEC on a timely basis. Mr. Hebert resigned from his position as the Company’s Corporate Controller, terminating his status as the Company’s principal accounting officer, effective September 7, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to securities of the Company authorized for issuance under the Company’s equity compensation plans as of December 31, 2006:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	6,685,138	(3)	$29.97	6,346,600	(4)
Equity compensation plans not approved by security holders	3,122,790	(5)	$26.60	0	(6)
Total	9,807,928	(3)	$28.90	6,346,600	(3)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of restricted stock units.

(2)	Includes all stock option and long-term incentive plans of the Company other than the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 Stock Option Plan”).

(3)	In addition, 88,625 shares of restricted stock were issued and outstanding as of December 31, 2006 and were subject to forfeiture restrictions under the applicable compensation plans.

(4)	Consists of shares available under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”). Pursuant to the 2006 Plan, the number of securities available for future issuance may be increased by the amount of shares of stock that are presently subject to awards under the Company’s retired 2005 Long-Term Incentive Plan (which includes shares subject to or issued pursuant to awards under the Company’s 2002 Stock Option Plan and 1997 Stock Option Plan) which remain unissued upon the cancellation or termination of such awards. As of December 31, 2006, 563,468 shares were subject to awards under the 2005 Long-Term Incentive Plan. In addition, pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, shall reduce the number of shares available for issuance under the 2006 Plan by two shares of common stock for each share actually subject to such equity award.

(5)	Consists of shares subject to issuance under the Company’s 1998 Stock Option Plan as of December 31, 2006.

(6)	The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan, rather only previously granted equity awards that vest and are exercised, as applicable, will be issued under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, the Company adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002 and February 26, 2006 (collectively, the “1998 Stock Option Plan” and/or the “Plan”). The purposes of the 1998 Stock Option Plan are: (1) to align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan is administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elects to act in an administrative capacity with respect to the Plan. The terms of the Plan permit the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of the Company.

General.    The Company has reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares is subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award will again be available under the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee may grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), restricted stock units or bonus stock to eligible employees and directors. However, no awards may be granted under the Plan to certain highly compensated officers of the Company.

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Stock options.    Stock option awards under the Plan consist of stock options which are not intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended. At the time a stock option is granted, the Compensation Committee determines the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock must be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

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Stock appreciation rights.    The Compensation Committee may grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of

•	the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR,

multiplied by

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the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR are fixed by the Compensation Committee.

The Compensation Committee determines the period for exercise of a SAR, provided that, the SAR shall not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

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Stock awards.    The Compensation Committee may award shares of the Company’s Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

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Bonus Stock.    Bonus stock is vested upon grant and is not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may deem advisable.

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Restricted Stock.    The Compensation Committee fixes the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award will be unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee may authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed 100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

Restricted Stock Units (“RSU”).    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of the Company; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of the Company with respect to any shares subject to the award; however, the agreement evidencing the award may allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Internal Revenue Code of 1986, as amended, will not apply to any stock, cash or other property received by the award holder from the Company.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

Amendment and Termination.    The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its internal auditors and independent registered public accounting firm. The Audit Committee is also responsible for the selection, evaluation and oversight of Company’s independent registered public accounting firm. The Audit Committee is composed of four non-employee directors and operates under a written Charter adopted by the Board of Directors. Each Audit Committee member is independent (as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing management’s assessment of the Company’s internal control over financial reporting and the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held ten meetings during the year ended December 31, 2006 and met in executive session at five of those meetings. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s assessment of internal control over financial reporting as of December 31, 2006 and the audited consolidated financial statements of the Company for the year ended December 31, 2006. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board and Rule 207 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining its independence. The Audit Committee reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on its review and the foregoing meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that management’s report on internal control over financial reporting as of December 31, 2006, as presented by management and audited by the Company’s independent registered public accounting firm, and the audited consolidated financial statements of the Company for the year ended December 31, 2006, as audited by the Company’s independent registered public accounting firm, each be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee selected the Company’s independent registered public accounting firm and recommended to the Board of Directors that the Board of Directors seek stockholder ratification of the Company’s independent registered public accounting firm.

Theodore F. Craver, Jr. (Chairman)

Thomas T. Farley

Gale S. Fitzgerald

Frederick C. Yeager

March 28, 2007

PRINCIPAL INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to the Company by Deloitte & Touche LLP for each of years ended December 31, 2006 and 2005.

	2006	2005
Audit fees(a)	$7,134	$6,880
Audit-related fees(b)(c)	1,097	641
Total audit and audit-related fees	8,231	7,521
Tax fees(c)(d)	58	160
All other fees(c)
Fees for assistance with operational initiatives	—	962
Total fees(e)	$8,289	$8,643

(a)	Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for actuarial certifications and agreed-upon procedures for regulatory filings, audits of employee benefit plans and consultations on accounting standards or transactions.

(c)	The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant’s independence.

(d)	Includes fees for income and sales tax planning.

(e)	All such fees were approved by the Audit Committee of the Company’s Board of Directors.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services to be performed by Deloitte & Touche LLP, our independent auditor during 2006: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services (iii) due diligence, (iv) audits of unique businesses or business segments that the Company is considering to be part of a transaction, (v) debt and other SEC registration statement assistance, (vi) accounting and financial reporting standards consultation and (vii) agreed upon procedures for regulatory filings; (2) tax matter services related to tax returns, regulatory rulings, and general consultations; and (3) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

All proposed non-audit services shall be presented to the Audit Committee or its Chairman for consideration in advance of seeking approval of the proposed engagement. If such services are first presented to and approved by the Audit Committee Chairman, the full Audit Committee will review the proposed service at its next scheduled meeting. All non-audit services performed by our independent auditor in 2006 were pre-approved.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote to ratify the selection of Deloitte & Touche LLP.

The Board of Directors recommends a vote FOR Proposal 2

to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be made at the 2008 Annual Meeting of Stockholders must be received at the Company’s principal executive offices by December 4, 2007 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be made at the 2008 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, written notice of the stockholder’s intent to make such proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than February 1, 2008. The Company’s bylaws require that notice of stockholder proposals to be made at the 2008 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to the Company in accordance with the requirements of the bylaws no earlier than January 2, 2008 or later than February 1, 2008, provided that, in the event that the 2008 Annual Meeting of Stockholders is called for a date that is earlier than April 6, 2008 or later than May 26, 2008, the stockholder’s director nomination, to be timely, must be received not later than the close of business on the tenth day following the day on which the Company’s notice of the date of the 2008 Annual Meeting of Stockholders was mailed or public disclosure of such date was made, whichever first occurs.

COMMUNICATION WITH DIRECTORS

Communications with Directors.    The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K and/or proxy statement for the Company’s most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to David W. Olson, Senior Vice President of Corporate Communications, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2007 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

HEALTH NET, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 1, 2007

10:00 a.m.

21281 Burbank Boulevard

Woodland Hills, CA 91367

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 1, 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Linda V. Tiano, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/hnt/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30, 2007.

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Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Health Net, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect nine directors to serve for a term of one year or until the 2008 Annual Meeting of Stockholders.	01 Theodore F. Craver, Jr. 02 Vicki B. Escarra 03 Thomas T. Farley 04 Gale S. Fitzgerald 05 Patrick Foley	06 Jay M. Gellert 07 Roger F. Greaves 08 Bruce G. Willison 09 Frederick C. Yeager	☐ Vote FOR all nominees listed (except as marked)	☐ Vote WITHHELD from all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2007.	☐ For	☐ Against	☐ Abstain

3. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.